UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2017

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

April 4, 2017

Dear Fellow Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the The Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222 on Thursday, May 4, 2017, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect eight directors, to approve our Employee Stock Purchase Plan, to hold an advisory vote on executive compensation, to hold an advisory vote on the frequency of future advisory votes on executive compensation and to ratify the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The proxy statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2016.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Leroy M. Ball, Jr.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 4, 2017
Time:	10:00 a.m. Eastern Daylight Time
Place:	The Duquesne Club 325 Sixth Avenue, Pittsburgh, PA 15222

Proposals:

1.	To elect eight members of our board of directors.
2.	To approve our Employee Stock Purchase Plan.
3.	To approve an advisory resolution on our executive compensation.
4.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation.
5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:

You can vote if you were a shareholder of record on March 21, 2017.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 4, 2017

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2017

A complete copy of this proxy statement, proxy card and our annual report for the year ended December 31, 2016 are also available at www.proxydocs.com/KOP.

2017 PROXY SUMMARY

2017 Proxy Summary

This 2017 Proxy Summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About This Annual Meeting

Date and Time:	Thursday, May 4, 2017 at 10:00 a.m. Eastern Daylight Time

Location:	The Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222

Record Date:	March 21, 2017

Voting:	Shareholders as of the record date have one vote for each share held on the record date for each proposal.

Who can vote (page 55)

You are entitled to vote if you owned shares of our common stock at the close of business on the record date, March 21, 2017. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on or about April 4, 2017.

How to cast your vote (page 55)

You may vote your shares by proxy or in person at the annual meeting. If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
• Elect 8 members of the board of directors	FOR each director nominee	1
• Approve our Employee Stock Purchase Plan	FOR	48
• Approve an advisory resolution on our executive compensation	FOR	52
• Approve, on an advisory basis, the frequency of future advisory votes on executive compensation	ONE YEAR	53
• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017	FOR	54

Board Nominees

Name	Age	Director Since	Independent	Committee Memberships
Cynthia A. Baldwin	72	2008	Yes	AC; SHE
Leroy M. Ball, Jr.	48	2015	No	SHE
Sharon Feng, Ph.D.	58	2009	Yes	NCG; SHE (Chair)
David M. Hillenbrand, Ph.D.	69	2004	Yes	SHE
Albert J. Neupaver	66	2009	Yes	AC; MDC; SRC (Chair)
Louis L. Testoni	67	2013	Yes	AC (Chair); NCG; SRC
Stephen R. Tritch	67	2009	Yes	AC; MDC (Chair); NCG; SRC
T. Michael Young	72	2006	Yes	AC; MDC; NCG (Chair); SRC

AC	Audit Committee
MDC	Management Development and Compensation Committee
NCG	Nominating and Corporate Governance Committee
SHE	Safety, Health and Environmental Committee
SRC	Strategy and Risk Committee

2016 Performance Highlights:

•	We continued our transformation into a global leader in wood-based technologies and successfully executed a strategic shift to focus on more fundamentally stable and healthier end markets.

•	We achieved our best safety performance year ever.

•	We achieved earnings per share (“EPS”) of $1.39 for fiscal year 2016. As adjusted for compensation purposes, EPS[1] was $2.60, which represented year-over-year growth of approximately 72%.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    iv

2017 PROXY SUMMARY

•

Net income attributable to Koppers for 2016 was $29.3 million. As adjusted for compensation purposes, earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $174.2 million, which represented year-over-year growth of approximately 16%.

•	We continued to improve the health of our balance sheet, paying down $179 million in debt over the past two years.

Executive Compensation Highlights:

In awarding compensation to each of our named executive officers (“NEOs”) in 2016, our management development and compensation committee considered the company’s overall performance for the year and performance for the business units managed by the NEO, as applicable. The table below reflects, for each NEO, the total direct compensation awarded in 2016.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	Performance- Based RSUs	Stock Options	Time- Based RSUs	Total Direct Compensation
Leroy M. Ball, Jr.	$716,250	$786,600	$981,488	$449,994	$299,992	$3,234,324
Michael J. Zugay	$365,000	$244,120	$291,913	$133,832	$ 89,210	$1,124,075
Steven R. Lacy	$405,900	$270,248	$323,150	$148,156	$ 98,772	$1,246,226
James A. Sullivan	$338,100	$217,597	$268,426	$123,073	$ 82,038	$1,029,234
Stephen C. Reeder	$310,000	$252,030	$243,399	$ —	$201,492	$1,006,921

Our Summary Compensation Table can be found on page 29. In accordance with SEC regulations, the Summary Compensation Table also reports amounts for Changes in Pension Value and Nonqualified Deferred Compensation and All Other Compensation.

Key Pay-for-Performance Features of Our Executive Compensation Program:

•	Total compensation consists primarily of base salary, an annual cash incentive and long-term equity incentives.

•

Under our 2016 Cash Bonus Program, based on our strong adjusted EPS and adjusted EBITDA performance, our CEO received an annual incentive award at 114% of his target. Our other NEOs received annual incentive awards ranging from 111% to 136% of their targets, in certain cases after taking into account adjusted EBITDA performance at the business units they run.

•

Long-term incentives comprise a significant portion of executives’ total compensation package, with approximately 50% of such awards consisting of performance-based restricted stock units (“RSUs”) with a three-year performance measurement period.

•	Performance-based RSUs do not vest unless a threshold level of performance is achieved.

•	Executives receive only limited perquisites, all of which are for business-related purposes.

Corporate Governance Highlights:

Majority Voting and Director Resignation Policy

Our board is subject to a majority voting requirement; any director not receiving a majority of votes cast (excluding abstentions) in an uncontested election must tender his or her resignation to the board.

Declassified Board Structure	Our entire board is re-elected every year; we have no staggered elections.
Annual Board and Committee Self-Evaluations	Our board and committees engage in thorough self-evaluations on an annual basis.
No Poison Pill	The company currently does not have a poison pill in place.
Independent Board	Our board is comprised of all independent directors, other than Mr. Ball, and our independent directors regularly meet in executive sessions.
Stock Ownership Guidelines for Directors and Stock Ownership Requirements for Executive Officers

We have adopted stock ownership guidelines for directors and stock ownership requirements for executives that encourage a long-term perspective and ensure that the interests of directors and executives are closely aligned with shareholders.

Corporate Governance Guidelines	We have adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines are reviewed at least annually.
Strong Board Attendance	In 2016, we had cumulative director attendance of 95% at board and committee meetings.

1 On pages iv-v, 17 and 19-24, we refer to our 2016 adjusted EBITDA and adjusted EPS results. Adjusted EBITDA and adjusted EPS are non-GAAP measures, which provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, our board of directors and executive management team use adjusted EBITDA and adjusted EPS as performance measures under the company’s annual incentive plans. The adjustments to EBITDA and EPS, as well as reconciliations to the most directly comparable GAAP measures are set forth in Annex A of this proxy statement.

v    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

We are asking shareholders to elect the eight nominees named in this proxy statement to serve on the board of directors of Koppers Holdings Inc. (the “company,” “Koppers,” “we” or “us”) until the 2018 Annual Meeting of shareholders or until their successors have been duly elected and qualified.

Each nominee currently serves on our board of directors, has been nominated for election by our nominating and corporate governance committee and approved by our board. The board has nominated Cynthia A. Baldwin, Leroy M. Ball, Jr., Sharon Feng, David M. Hillenbrand, Albert J. Neupaver, Louis L. Testoni, Stephen R. Tritch and T. Michael Young for election.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. A director will not be eligible to stand for re-election as a director where he or she has reached the age of 74 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

In any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected.

If any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the board of directors within ten days following certification of the election results. The nominating and corporate governance committee of the board of directors, or such other committee as the board may designate, will then recommend to the board whether to accept or reject such director’s resignation, or whether other action should be taken. The nominating and corporate governance committee may consider any factors it considers appropriate or relevant in considering whether to accept or reject a director’s resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results. If the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with our bylaws.

Your proxy will be voted “FOR” the election of these nominees, unless you vote against, or abstain from voting for or against, one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

Director Qualifications

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-

based business skills and experiences, prominence and reputation in their profession, global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    1

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The board of directors recommends a vote “FOR” the election of all eight nominees.

Biographical Summaries of Nominees

NOMINEES

Cynthia A. Baldwin

Age 72

Director Since 2008

Justice Baldwin served as the Vice President and General Counsel of The Pennsylvania State University, a major public research university, from February 2010 to July 2012. An experienced board member, Justice Baldwin was Chair of the board of trustees of The Pennsylvania State University from 2004 to 2007, and a board member for 15 years before taking her position as Vice President and General Counsel. Justice Baldwin is an emerita trustee of both The Pennsylvania State University and Duquesne University. Justice Baldwin also serves as a director of Vibrant Pittsburgh, a non-profit organization dedicated to bringing a more diverse workforce to Pittsburgh, and the Fulbright Association, a private, non-profit organization which supports and promotes the Fulbright Program of international educational and cultural exchange. She is also the co-chair of the Advisory Board for the Duquesne University School of Law.

Justice Baldwin brings a wealth of knowledge and experience to the board from the legal field and public sector, having served as a partner at Duane Morris LLP, a large international law firm, from March 2008 to February 2010, as a former Pennsylvania Supreme Court Justice from 2006 to 2008, and as Judge on the Allegheny County Court of Common Pleas for 16 years. Prior to serving in the judiciary, Justice Baldwin practiced law in various areas, including real estate law and commercial litigation. Justice Baldwin’s experience gives her particular insight into assessing litigation risk.

Leroy M. Ball, Jr.

Age 48

Director Since 2015

Mr. Ball has served as President and Chief Executive Officer of the company and Koppers Inc., our wholly-owned subsidiary, since January 1, 2015. From August 2014 through December 2014, Mr. Ball served as Chief Operating Officer of the company and Koppers Inc. and from May 2014 until August 2014, Mr. Ball served as both Chief Operating Officer and Chief Financial Officer of the company and Koppers Inc. Mr. Ball served as Vice President and Chief Financial Officer of the company and Koppers Inc. from September 2010 to May 2014. Prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon Inc., a provider of services, products and solutions for purifying water and air, since 2002. Mr. Ball has been a director of Koppers Inc. since May 2013.

Mr. Ball has significant leadership experience in global businesses and valuable financial expertise and experience. As the only current management representative on our board, Mr. Ball enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

2    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Sharon Feng, Ph.D.

Age 58

Director Since 2009

Since September 2012, Dr. Feng has held the positions of Executive Director and Senior Associate Dean for Budget and Strategy of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university. From February 2010 to August 2012, Dr. Feng served as the Vice President of Business Development of the Coatings, Adhesives and Specialties Division of Bayer MaterialScience LLC, a global supplier of specialty chemicals. Prior to that, Dr. Feng was the Vice President, Industrial and Environmental Affairs/Logistics Management of Lanxess Corporation, a global manufacturer of high-quality products for the chemical, synthetic rubber and plastics industries, from January 2009 through January 2010 and the Vice President, Technical Services/Industrial and Environmental Affairs of Lanxess Corporation from August 2006 through December 2008, with responsibility for that company’s risk management and regulatory compliance. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience LLC and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience LLC.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of operations in that region.

David M. Hillenbrand, Ph.D.

Age 69

Director Since 2004

Dr. Hillenbrand served as President and Chief Executive Officer of the Carnegie Museums of Pittsburgh, a non-profit organization, from July 2005 through February 2011 and from January 2013 to June 2014.

Dr. Hillenbrand has proven experience and leadership within the specialty chemicals industry, having served in a number of senior management positions during his 27-year career with Bayer AG, a global enterprise providing products and services in the fields of health care, nutrition, high-tech materials and specialty chemicals. Dr. Hillenbrand retired from his most recent position with Bayer AG in August 2003, where he was Executive Vice President and a member of the executive committee and Labor Director of Bayer Polymers. Dr. Hillenbrand had previously served as the President and Chief Executive Officer of Bayer AG’s Canadian operations for eight years.

Dr. Hillenbrand’s board experience also includes The Hillman Company and his service as a trustee of the Carnegie Museums of Pittsburgh.

Dr. Hillenbrand has a depth of experience with our industry and our company, having served as a director of Koppers Inc., our wholly-owned subsidiary, for 16 years and as a director of the company for over 12 years. The board benefits from his intimate knowledge of our operations and corporate philosophy. Dr. Hillenbrand was born in Germany and holds a Ph.D. in Germanics, which, combined with his experience at Bayer AG, gives him an international perspective on the company’s operations and growth strategy.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    3

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Albert J. Neupaver

Age 66

Director Since 2009

Mr. Neupaver has served as the Executive Chairman of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry, since May 2014. From February 2006 until May 2014, Mr. Neupaver served as the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013 and a director of Genesee & Wyoming Inc., a public company and owner/operator of short line and regional freight railroads, since October 2015. His other affiliations include service on the board of directors of the Carnegie Science Center and the board of trustees of the Carnegie Museums of Pittsburgh. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Louis L. Testoni

Age 67

Director Since 2013

Mr. Testoni has served as a member of the board of directors of ABARTA, Inc., a private holding company, since April 2011 and a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. Mr. Testoni served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, from September 2012 until June 2016. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as a member of the board of trustees of The Frick Art and Historical Center and as a member of the board of Achieving The Dream, Inc., a non-profit seeking to bring under-educated urban youth into colleges for advanced education and technical training. Mr. Testoni also previously served as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

4    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Stephen R. Tritch

Age 67

Director Since 2009

Mr. Tritch served as the Chief Executive Officer of Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, from June 2002 to June 2008. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. His additional leadership roles include service as the Chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

T. Michael Young

Age 72

Director Since 2006

Mr. Young is an executive officer of, and since July 2006 has been a Managing Partner of, The CapStreet Group, LLC, a private equity firm that invests in lower-tier middle market companies.

Mr. Young brings executive management experience and a strong financial background to our board. Mr. Young is a former Partner of Arthur Andersen LLP, formerly one of the largest international accountancy and professional services firms. He was also formerly the Chief Financial Officer of Weatherford International Inc., a public company and one of the largest global providers of mechanical solutions, technology applications, and services for oil and gas developments. Mr. Young was the President and Chief Executive Officer of Metal Supermarkets International, a leading global supplier of small quantity metals, from December 2002 to December 2005. Mr. Young also served as the Chief Executive Officer of a number of other companies including Hi-Lo Automotive, Inc., a supplier of automotive parts, which was acquired by O’Reilly Automotive, Inc., and Transportation Components, Inc., a distributor of replacement parts for commercial trucks and trailers.

Mr. Young also has extensive service as a member of several private and public company boards. He was the Chairman of the board of Metal Supermarkets International, a private company, from December 2005 through October 2007, a member of the board of directors of Emeritus Corporation, a public company and a national operator of assisted living residential communities from April 2004 to November 2008 and a member of the board of directors of Restoration Hardware, a public company and a specialty retailer of high quality home furnishings, hardware and related merchandise, from March 2005 to June 2008. Mr. Young’s skills are particularly suited to helping us assess financial and operational risks and the strategic direction of the company.

Board Meetings and Committees

Board Meetings

Our corporate governance guidelines provide that our directors are expected to attend the meetings of the board, the board committees on which they serve and the annual meeting of shareholders. All of directors then in office attended our 2016 annual meeting of shareholders.

During 2016, the board held seven meetings. Each incumbent director attended at least 75 percent of the aggregate number of meetings of our board and of the committees on which he or she sat, and the cumulative attendance at meetings of our board and committees of our board during 2016 was 95 percent.

Board Committees

Our board of directors currently has five standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, a safety, health and environmental committee and a strategy and risk committee. Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Our common shares are listed on the New York Stock Exchange, or NYSE. We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on certain of our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    5

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Audit Committee	Members: Louis L. Testoni (Chair, Audit Committee Financial Expert), Cynthia A. Baldwin, Albert J. Neupaver, Stephen R. Tritch, T. Michael Young

All Members Independent 6 meetings in 2016	Responsibilities. The audit committee’s responsibilities include oversight of the integrity of our financial statements; the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor; review of the independence of our independent auditor; resolution of disagreements between our management and our independent auditor and oversight of our internal audit function. The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Overseeing the Integrity of our Financial Statements. The audit committee’s responsibilities include oversight of the integrity of our financial statements, which entails:

•  Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•  Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•  Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to significant audit issues or concerns and management’s response thereto;

•  Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•  Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•  Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

Appointment and Supervision of the Independent Auditor. In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•  Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•   Reviewing all non-audit services proposed to be provided by the independent auditor;

•  Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•  Reviewing the qualifications and performance of the independent auditor and the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•  Reviewing and approving, as appropriate, the compensation of the independent auditor.

Receipt and Treatment of Complaints. The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

6    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Management Development and Compensation Committee	Members: Stephen R. Tritch (Chair), Albert J. Neupaver, T. Michael Young

All Members Independent 5 meetings in 2016	Responsibilities. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

Director and Executive Compensation. The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation and, based in part on recommendations from our chief executive officer, the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive and bonus compensation plans.

Administration of Incentive and Bonus Compensation Plans. The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

Succession Planning. At least annually, after considering the recommendations of management, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management.

Use of Advisers. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    7

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee	Members: T. Michael Young (Chair), Sharon Feng, Louis L. Testoni, Stephen R. Tritch

All Members Independent 4 meetings in 2016	Recommendations for Director Candidates. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates. The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management.

Oversight and Evaluation of the Board and Management. The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

Corporate Governance Matters. The committee is committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the committee developed and recommended to the board of directors a set of corporate governance guidelines. The committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, bylaws, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers at least once every two years. The committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

8    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Safety, Health and Environmental Committee	Members: Sharon Feng (Chair), Cynthia A. Baldwin, Leroy M. Ball, Jr., David M. Hillenbrand

4 meetings in 2016	Our safety, health and environmental committee is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

Strategy and Risk Committee	Members: Albert J. Neupaver (Chair), Louis L. Testoni, Stephen R. Tritch, T. Michael Young

All Members Independent 5 meetings in 2016

Our strategy and risk committee was formed in September 2014. The committee’s responsibilities include, among other things:

•  Advising the board and management regarding long-range planning in the areas of transactions, financial matters, shareholder engagement, risk management and related matters;

•  Assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks;

•  Reviewing significant relationships with analysts, shareholders, financing sources and related parties;

•  Reviewing and advising the board and management regarding the company’s strategic planning process;

•  Staying abreast of activities of the company’s shareholders and other stakeholders;

•  Monitoring shareholder turnover;

•  Reviewing governance as it pertains to the company’s shareholder base; and

•  Preparing in advance in order to respond to engagement from the company’s shareholders.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    9

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices,” which promote the long-term interests of shareholders and strengthen board and management accountability.

Our corporate governance guidelines address matters such as:

•	the selection and composition of the board;

•	board leadership;

•	board performance;

•	the board’s relationship to senior management;
•	meeting procedures;

•	committee matters;

•	leadership development; and

•	stock ownership guidelines for non-employee directors.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

For a director to be considered independent, our board must affirmatively determine that a director does not have a material relationship with the company. Our board has established its own guidelines for what constitutes independence for directors (which are included in our corporate governance guidelines) which conform to, or are more exacting than, the independence requirements of the NYSE. In making its independence determinations, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

Our Guidelines on Independence

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to help determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

10    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

CORPORATE GOVERNANCE MATTERS

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Our Board’s Independence Determinations

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Justice Baldwin, Dr. Feng, Dr. Hillenbrand, Mr. Neupaver, Mr. Testoni, Mr. Tritch, and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Ball is not independent.

Board Leadership Structure

Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders. Dr. Hillenbrand, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions.

Executive Sessions

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the independent Presiding Director. The independent Presiding Director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The independent Presiding Director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    11

CORPORATE GOVERNANCE MATTERS

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees as follows:

Committee	Risk Oversight Responsibilities
Audit

•   Review with management and our independent auditor the company’s risk assessment and risk management practices and discuss policies with respect to risk assessment and risk management

•   Oversee the company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating such risks

Nominating and Corporate Governance	• Manage risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance
Management Development and Compensation	• Review risks associated with human capital, employee benefits and executive compensation
Safety, Health and Environmental	• Assess regulatory and compliance risks associated with the company’s safety, health and environmental performance
Strategy and Risk

•   Assess and provide oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the Form 8-K rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting practices, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications unopened to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

12    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

CORPORATE GOVERNANCE MATTERS

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With respect to the 2018 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before December 5, 2017 in accordance with SEC Rule 14a-8.

Pursuant to our bylaws, in order to recommend a nominee for election at our annual meeting, a shareholder must provide advance notice of such nomination by no later than the later of (1) not less than 90 days nor more than 120 days prior to such annual meeting, or (2) if the meeting is to be held on a date other than the third Wednesday in April, the tenth day following the first public disclosure of the date of such meeting. In the case of a special meeting to elect directors, notice must be received no later than the tenth day following the earlier of the day on which notice was mailed or the first public disclosure of the date of such meeting. Any such notice must set forth, among other things: (1) the name, age, address and principal occupation of the nominee; (2) a representation that the notifying shareholder intends to appear in person or by proxy to nominate the nominee; (3) the class and number of shares beneficially owned by the nominee; (4) the number of shares to be voted by the notifying shareholder for the nominee; (5) a description of all arrangements between the notifying shareholder and the nominee and other persons pursuant to which the nomination is to be made; (6) all information about the nominee that would be required to be disclosed in a proxy statement (including a written consent to serving as director); and (7) a written representation and agreement, (i) disclosing, and providing that if elected that he or she will disclose, any agreement with any person as to how such nominee will act or vote, (ii) disclosing, and providing that if elected that he or she will disclose, any other commitments that could interfere with his or her fiduciary duties, (iii) disclosing, and providing that if elected that he or she will disclose, any agreement with any person with respect to direct or indirect compensation or indemnification for services as director, and (iv) providing that if elected that he or she will comply with all applicable corporate governance, conflict of interest, stock ownership, trading, and other policies and guidelines.

As to the shareholder giving notice, and any person controlled by or controlling such shareholder and beneficial owners, such notice must set forth: (1) their name and address; (2) class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company; (3) a representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders; (4) whether hedging or other transactions have been made to mitigate a loss of such person; and (5) any other information relating to each party that would be required to be disclosed in a proxy statement.

All notices provided must be updated so that the information provided is true and correct as of the record date and as of the date that is ten business days prior to the meeting.

The company may also require any nominee to submit to background checks and an in-person interview and furnish such other information as reasonably required to determine the eligibility of the nominee to serve as an independent director or that could be material to the understanding of independence.

Under our bylaws, no nominations may now be made by shareholders for the 2017 annual meeting.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    13

CORPORATE GOVERNANCE MATTERS

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and reviewing our annual reports on Form 10-K and our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016, with management and with KPMG LLP, our independent auditor for 2016. The audit committee has discussed with our independent auditor the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2016 the audit committee received frequent reports from our director of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with KPMG LLP their independence. The audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act of 2002) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

Louis L. Testoni (Chairman)	Stephen R. Tritch
Cynthia A. Baldwin	T. Michael Young
Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Stephen R. Tritch (Chairman)

Albert J. Neupaver

T. Michael Young

14    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 21, 2017, by directors, the NEOs, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name of Beneficial Owner	Shares of Beneficially Owned Common Stock(1)(2)
Cynthia A. Baldwin	17,104
Sharon Feng	21,144
David M. Hillenbrand	13,992
Albert J. Neupaver	35,444
Louis L. Testoni	15,466
Stephen R. Tritch	25,644
T. Michael Young	30,644
Leroy M. Ball	133,815
Michael J. Zugay	31,257
Steven R. Lacy	99,042
James A. Sullivan	24,516
Stephen C. Reeder	17,931
All Directors and Executive Officers as a Group (20 in total)	828,418

(1)

Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 21, 2017 through the exercise of stock options or vesting of restricted stock units: Mr. Ball, 94,552; Mr. Zugay, 17,535; Mr. Lacy, 61,346; Mr. Sullivan, 15,870; 3,752 restricted stock units for each non-employee director; and all directors and executive officers as a group, 446,692.

(2)	The total number of shares beneficially owned by all directors and executive officers as a group constitutes approximately 3.90% of the outstanding shares of our common stock as of March 21, 2017.

Beneficial Owners of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 21, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,425,612	11.66%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	2,271,860	10.92%
Fuller & Thaler Asset Management, Inc.(3) 411 Borel Avenue, Suite 300 San Mateo, CA 94402	1,362,114	6.55%
SouthernSun Asset Management LLC(4) 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	1,107,611	5.32%
RBC Global Asset Management (U.S.) Inc.(5) 50 South Sixth Street Suite 2350 Minneapolis, MN 55402	1,065,385	5.12%

(1)

According to the amended Schedule 13G filed January 12, 2017, BlackRock, Inc. beneficially owns 2,425,612 shares of our common stock and has sole dispositive power over such shares. BlackRock, Inc. has sole voting power over 2,370,035 shares.

(2)

According to the amended Schedule 13G filed February 10, 2017, The Vanguard Group, Inc. beneficially owns 2,271,860 shares of our common stock and has sole dispositive power over 2,234,873 shares, shared dispositive power over 36,987 shares, sole

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    15

COMMON STOCK OWNERSHIP

voting power over 37,218 shares and shared voting power over 800 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,187 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,831 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(3)

According to the amended Schedule 13G filed February 23, 2017, Fuller & Thaler Asset Management, Inc. beneficially owns 1,362,114 shares of our common stock and has sole dispositive power over such shares. Fuller & Thaler Asset Management, Inc. has sole voting power over 1,336,575 shares.

(4)

According to the Schedule 13G filed February 14, 2017, SouthernSun Asset Management LLC beneficially owns 1,107,611 shares of our common stock and has sole dispositive power over such shares. SouthernSun Asset Management LLC has sole voting power over 1,038,387 shares.

(5)

According to the amended Schedule 13G filed February 10, 2017, RBC Global Asset Management (U.S.) Inc. beneficially owns 1,065,385 shares of our common stock and has shared dispositive power over such shares. RBC Global Asset Management (U.S.) Inc. has shared voting power over 931,623 shares.

16    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
Our Compensation Philosophy

Our management development and compensation committee (which we refer to as the committee) makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders by attracting and retaining executives who will be inspired to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies.

Our Pay Practices	What we do:	What we don’t do:
	✓Directly link pay to performance	× No change in control tax gross-ups
	✓Weigh long term incentives more heavily in favor of performance-based awards, as compared to our peer group	× No new participants in our Pension or Supplemental Executive Retirement Plans
	✓Require compliance with stock ownership requirements	× No stock options with exercise price below market
	✓Engage an independent consultant	× No hedging, pledging or short sales of our stock
✓Clawback compensation in connection with a financial restatement

Our Performance

•  We continued our transformation into a global leader in wood-based technologies and successfully executed a strategic shift to focus on more fundamentally stable and healthier end markets.

•  We achieved EPS of $1.39 for fiscal year 2016. As adjusted for compensation purposes, EPS was $2.60, which represented year-over-year growth of approximately 72%.

•  Net income attributable to Koppers for 2016 was $29.3 million. As adjusted for compensation purposes, EBITDA was $174.2 million, which represented year-over-year growth of approximately 16%.

•  We continued to improve the health of our balance sheet over the past two years, paying down debt by $179 million over that time period.

Compensation of our Named Executive Officers

•  Under our 2016 Cash Bonus Program, based on our strong adjusted EPS and adjusted EBITDA performance, our CEO received an annual incentive award at 114% of his target. Our other NEOs received annual incentive awards ranging from 111% to 136% of their targets, in certain cases after taking into account adjusted EBITDA performance at the business units they run.

•  Long-term incentives represented, on average, 40% of our NEOs 2016 total direct compensation, 50% of which were in the form of performance-based awards. Performance-based RSUs granted in 2014 were forfeited as the relevant performance threshold was not met.

•  Base salaries for certain NEOs were increased in 2016 by up to approximately 5% in order to bring base salaries closer to market median.

Our Named Executive Officers	This Compensation Discussion and Analysis describes the compensation of the following NEOs:
	Name	Title
	Leroy M. Ball, Jr.	President and Chief Executive Officer
	Michael J. Zugay	Chief Financial Officer
	Steven R. Lacy	Senior Vice President, Administration, General Counsel and Secretary
	James A. Sullivan	Senior Vice President, Global Carbon Materials and Chemicals
	Stephen C. Reeder	Senior Vice President, Performance Chemicals

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A significant portion of the total compensation of our NEOs should be based on performance and at risk. We will pay our NEOs higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.
•

Pay Competitively — We believe that total compensation for our NEOs should generally approximate the market median at target performance. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. Our peer group for 2016 is listed below in the section called “Companies Used for Defining Competitive Compensation.”

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    17

EXECUTIVE COMPENSATION

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Components of Compensation Program

The compensation objectives for our NEOs are achieved through the following mix of components of target direct compensation for our CEO and most other NEOs, respectively, which are discussed in more detail later in this Compensation Discussion and Analysis.

•

Base Salary — Recognizes different levels of responsibility within the company and serves as the basis for establishing target payouts for annual cash incentives and long-term equity incentives. Base salaries achieve our objectives to attract and retain our executives.

•

Annual Cash Incentive — Variable annual cash awards, based upon adjusted EPS and adjusted EBITDA performance. Annual cash incentives serve to enhance our business growth and profitability by linking executive pay to corporate performance. Annual cash incentives achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

•

Long-Term Equity Incentives — Comprised of performance-based RSUs, stock options and time-based RSUs. Long-term equity incentives focus executives on the achievement of long-term corporate goals and strengthen the retention value of our compensation program. Long-term equity incentives also achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

In addition to the components outlined above, our compensation program also provides our executives with retirement benefits and certain business-related perquisites. While we do not consider these benefits key components of our compensation program, they do assist in achieving our compensation objectives of attracting and retaining talented executives.

2016 Say-on-Pay Vote

We received strong support for our executive compensation program in the annual “say on pay” vote with approximately 99% approval at the 2016 annual meeting. The committee believes these results reflect our shareholders’ affirmation of our executive compensation program. Nevertheless, the committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

18    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Our Compensation-Setting Process

Through the course of our compensation-setting process:

•	The independent members of our board make CEO compensation decisions, based on the recommendation of the committee;

•	The independent members of the board make compensation decisions regarding the other NEOs, based on the recommendation of the committee and the CEO; and

•	The committee is advised by an independent compensation consultant.

As in prior years, the fiscal year 2016 compensation decisions for our executive officers were made in three steps.

Steps	When
1. Design Program – The program for the year is approved (including targeted levels of annual and long-term pay, fixed and incentive compensation, and any base salary adjustment).	Beginning of fiscal year

2. Establish Range of Compensation Opportunities – Incentive compensation opportunities are set based on corporate and business unit performance. Minimum, target, and maximum performance levels and payouts are established for incentive awards, including the adjusted EPS threshold under our Cash Bonus Program.

Beginning of fiscal year
3. Review Performance – Performance is reviewed and incentive pool amounts are approved which leads to decisions about annual cash incentive awards.	End of fiscal year

The committee may use its judgment to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the NEOs, with the exception of annual cash incentives under our 2016 Cash Bonus Program, where the committee may only award annual cash incentives if the level of 2016 adjusted EPS meets or exceeds the threshold specified in the program, and may only reduce the maximum annual cash incentives specified under the program. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient latitude to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Compensation Program Modifications for 2016

The committee approved the following changes to our compensation program in early 2016:

•	Under our 2016 annual incentive plan, 100% of participants’ incentive opportunity was based on company and, if applicable, business unit adjusted EBITDA performance.

•	Performance-based RSUs granted in 2016 will vest, if at all, based upon the company’s total shareholder return (“TSR”) relative to the S&P Small Cap 600 Materials Index.

•	While the default is to settle 2016 performance-based RSUs in shares, the committee has the discretion to provide for the payment of vested performance-based RSUs in cash or shares.

Overview of 2016 Operating Performance and Summary of Annual Cash Incentive Determinations

Our 2016 results reflected our success in advancing our company’s strategy to be the global leader in wood-preservation based technologies, expanding our profitability and driving shareholder value.

Specifically, we achieved the following operational milestones in 2016:

•

We continued our transformation into a global leader in wood-based technologies and successfully executed a strategic shift to focus on more fundamentally stable and healthier end markets. Wood related revenues now make up 69% of our top line at the end of 2016 compared to 46% at the end of 2014.

•	We achieved our best safety performance year ever. Nine of our 31 operating facilities were accident-free in 2016 and the number of recordable incidents was reduced by more than 15% year-over-year.

•	We achieved EPS of $1.39 for fiscal year 2016. As adjusted for compensation purposes, EPS was $2.60, which represented year-over-year growth of approximately 72%.

•	Net income attributable to Koppers for 2016 was $29.3 million. As adjusted for compensation purposes, EBITDA was $174.2 million, which represented year-over-year growth of approximately 16%.

•	We continued to improve the health of our balance sheet, paying down $179 million in debt over the past two years.

•

We leveraged our historically strong relationships in our Railroad and Utility Products (RUPS) and Performance Chemicals (PC) segments to extend sales commitments out several years, solidifying a critical base of business.

•

We significantly reduced our exposure in China by ceasing distillation at our majority held joint venture, KCCC, in February 2016 and closing on the sale of our minority held joint venture, TKK, in November 2016.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    19

EXECUTIVE COMPENSATION

•

Including our joint ventures in China, we continued our progress in divesting operating units or facilities (six over the past two years) that either were not core to our future business focus of wood preservation or were underperforming without a clear path forward for growth or improvement.

As a result of our financial performance in 2016, the adjusted EPS performance threshold of $1.52 under our 2016 Cash Bonus Program was met and annual cash incentives were paid to Messrs. Ball, Lacy, Sullivan and Reeder. Mr. Zugay received an annual cash incentive payment under our annual incentive plan.

Overview of 2016 NEO Compensation. Our 2016 actual NEO compensation includes both short- and long-term incentives established using financial and operational metrics. In addition to base salary, this structure, shown graphically below, includes an annual cash incentive and long-term equity incentives, comprised of performance-based RSUs, stock options (for all NEOs except Mr. Reeder) and time-based RSUs.

For our CEO, Mr. Ball, approximately 78 percent of 2016 compensation is pay-at-risk, which is determined based upon financial goals. For our other NEOs, on average approximately 68 percent of 2016 compensation is pay-at-risk based upon financial goals.

2016 CEO Actual Compensation Mix	2016 Other NEOs Average Actual Compensation Mix

The following represents the total direct compensation to our NEOs for 2016.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	Performance - Based RSUs	Stock Options	Time - Based RSUs	Total Direct Compensation
Leroy M. Ball, Jr.	$716,250	$786,600	$981,488	$449,994	$299,992	$3,234,324
Michael J. Zugay	$365,000	$244,120	$291,913	$133,832	$ 89,210	$1,124,075
Steven R. Lacy	$405,900	$270,248	$323,150	$148,156	$ 98,772	$1,246,226
James A. Sullivan	$338,100	$217,597	$268,426	$123,073	$ 82,038	$1,029,234
Stephen C. Reeder	$310,000	$252,030	$243,399	$ —	$201,492	$1,006,921

Please see our Summary Compensation Table on page 29, which also reports amounts for Changes in Pension Value and Nonqualified Deferred Compensation and All Other Compensation.

20    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

2016 Compensation Decisions and Performance

Base Salary. As part of setting pay mix and structure for 2016, the committee evaluated NEO base salaries. Annual salary increases are neither automatic nor guaranteed, but determined by the committee after taking into consideration each NEO’s position with the company, their respective responsibilities and experience and peer company information for similar positions. Based on this evaluation, the following base salary increases were approved for the NEOs in 2016. The committee elected to leave Mr. Reeder’s base salary rate unchanged for 2016, due to his assuming his position on January 1, 2016. All increases were effective April 1, 2016 and approved by the committee.

NEO	Base Salary as of January 1, 2016	Base Salary as of April 1, 2016	Percentage Increase
Mr. Ball	$690,000	$725,000	5.1%
Mr. Zugay	$356,900	$367,700	3.0%
Mr. Lacy	$395,100	$409,500	3.6%
Mr. Sullivan	$328,200	$341,400	4.0%
Mr. Reeder	$310,000	$310,000	0%

Annual Cash Incentives.

2016 Cash Bonus Program. Our shareholder-approved amended and restated 2005 long term incentive plan (the “LTIP”) authorizes the committee to grant, among other things described below, annual cash incentive awards for participants designated by the committee at the beginning of the program year. We call this our 2016 Cash Bonus Program. Our 2016 Cash Bonus Program is intended to ensure that amounts paid to participating NEOs are tax deductible by the company.

In early 2016, the committee designated Messrs. Ball, Lacy, Sullivan and Reeder as participants in the 2016 Cash Bonus Program and set the performance objective for 2016 at $1.52 of adjusted EPS of the company’s common stock, which the committee believed was the minimum performance level at which any annual cash incentive would be warranted. The committee also determined the following maximum annual cash incentive for each participant in the event that the performance objective was obtained:

Participant	Maximum Annual Cash Incentive
Mr. Ball	$1,500,000
Mr. Lacy	$1,000,000
Mr. Sullivan	$1,000,000
Mr. Reeder	$1,000,000

For 2016, we achieved adjusted EPS of $2.60, which satisfied the adjusted EPS performance objective under the 2016 Cash Bonus Program. EPS as measured under the plan was adjusted by the committee in its discretion to exclude certain disclosed events and other items that we believe are not reflective of the underlying operating performance of the company, as set forth on Annex A hereto. After determining that the adjusted EPS performance objective was met, the committee exercised its negative discretion to set the 2016 annual cash incentives at levels that were less than the specified maximum amounts. The committee does not have the discretion to increase the amount of any annual cash incentive to be paid under the 2016 Cash Bonus Program above the maximum annual cash incentive.

In exercising their negative discretion to determine the annual cash incentive payouts under the 2016 Cash Bonus Program, the committee was informed by reference to: (1) each participant’s target total annual incentive (100% of salary for Mr. Ball and 60% of salary for the other NEOs) and (2) the company’s and, as applicable, individual business units’ performance in relation to adjusted EBITDA targets contained in the annual incentive plan described below.

NEO	Target Total Annual Incentive	Referenced Performance Metric (and Weighting)
Mr. Ball	$690,000	Corporate EBITDA (100%)
Mr. Zugay	$214,140	Corporate EBITDA (100%)
Mr. Lacy	$237,060	Corporate EBITDA (100%)
Mr. Sullivan	$196,920	Corporate EBITDA (50%) / CMC Business Unit EBITDA (50%)
Mr. Reeder	$186,000	Corporate EBITDA (50%) / PC Business Unit EBITDA (50%)

Though not a participant in the 2016 Cash Bonus Program, Mr. Zugay received an annual cash incentive under our annual incentive plan. The committee used substantially the same methodology for determining Mr. Zugay’s annual cash incentive under the annual incentive plan as was used for determining the other NEOs’ annual cash incentives under the 2016 Cash Bonus Program.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    21

EXECUTIVE COMPENSATION

Therefore, taking all of these elements together, the committee’s framework for determining annual cash incentives for each NEO can be expressed as follows:

Annual Incentive Plan. In early 2016, the committee approved and the board ratified our annual incentive plan, which served as the company’s main annual incentive plan for salaried employees. Our annual incentive plan has a corporate component and, for certain participants, a business unit component. The incentive opportunity for corporate employees (such as Messrs. Ball, Zugay and Lacy) was based entirely by reference to corporate level EBITDA performance goals. The incentive opportunity for business unit employees (such as Messrs. Sullivan and Reeder), was determined equally (50% each) by reference to corporate level EBITDA performance goals and business unit level EBITDA performance goals. Adjusted EBITDA, as measured under the annual incentive plan, is defined as earnings before interest, taxes, depreciation and amortization, as adjusted by the committee in its discretion to account for certain items, as set forth on Annex A hereto.

For corporate employees, such as Messrs. Ball, Zugay and Lacy, the committee established a target corporate EBITDA performance level of $165.0 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Corporate Adjusted EBITDA (Corporate Employees)	Performance	% of Target	% of Payout
Maximum	$198,046,000	120%	150%
Actual	$174,151,000	106%	114%
Target	$165,038,000	100%	100%
Threshold	$132,030,000	80%	50%

For 2016, the company achieved adjusted EBITDA performance of $174.2 million. For corporate employees, this corresponded to achievement of 106% of target EBITDA performance and a 114% payout level, which resulted in the following annual cash incentives to our corporate NEOs:

Annual Cash Incentive for Mr. Ball:

Annual Cash Incentive for Mr. Zugay:

22    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Annual Cash Incentive for Mr. Lacy:

For business unit employees, such as Messrs. Sullivan and Reeder, the committee established a different target corporate adjusted EBITDA performance level to account for aggressive adjusted EBITDA performance goals set at the business unit level. The target corporate adjusted EBITDA performance level for business unit employees was set at $160.0 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Corporate Adjusted EBITDA (Business Unit Employees)	Performance	% of Target	% of Payout
Maximum	$192,046,000	120%	150%
Actual	$174,151,000	109%	122%
Target	$160,038,000	100%	100%
Threshold	$128,030,000	80%	50%

Actual 2016 adjusted EBITDA performance of $174.2 million translated to achievement of 109% of target adjusted EBITDA performance and a 122% payout level for business unit employees.

Mr. Sullivan’s annual cash incentive was determined in equal measure (50% each) by reference to both corporate adjusted EBITDA performance for business unit employees and adjusted EBITDA performance of our Global Carbon Materials and Chemicals (CMC) business unit, which Mr. Sullivan leads. The target adjusted EBITDA level for the CMC business unit was set at $23.4 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Adjusted EBITDA (Global CMC Business Unit)	Performance	% of Target	% of Payout
Maximum	$28,096,000	120%	150%
Target	$23,413,000	100%	100%
Actual	$23,286,000	99%	99%
Threshold	$18,730,000	80%	50%

For 2016, the CMC business unit achieved adjusted EBITDA performance of $23.3 million, which translated to achievement of 99% of target adjusted EBITDA performance. For Mr. Sullivan, this lead to a payout level of 99% for the 50% of his incentive opportunity that was based on business unit performance. Taken together with the 122% percentage payout under the corporate component, this resulted in the following annual cash incentive for Mr. Sullivan:

Annual Cash Incentive for Mr. Sullivan:

Mr. Reeder’s annual cash incentive was determined in equal measure (50% each) by reference to both corporate adjusted EBITDA performance for business unit employees and adjusted EBITDA performance of our Performance Chemicals (PC) business unit, which Mr. Reeder leads. The target adjusted EBITDA level for the PC business unit was set at $63.3 million along with a range of incentive payouts at threshold, target and maximum performance levels, as set forth below.

Adjusted EBITDA (PC Business Unit)	Performance	% of Target	% of Payout
Actual	$80,460,000	127%	150%
Maximum	$75,971,000	120%	150%
Target	$63,309,000	100%	100%
Threshold	$50,647,000	80%	50%

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    23

EXECUTIVE COMPENSATION

For 2016, the PC business unit achieved adjusted EBITDA performance of $80.5 million, which translated to achievement of 127% of target adjusted EBITDA performance. For Mr. Reeder, this lead to a payout level of 150% for the 50% of his incentive opportunity that was based on business unit performance. Taken together with the 122% percentage payout under the corporate component, this resulted in the following annual cash incentive for Mr. Reeder:

Annual Cash Incentive for Mr. Reeder:

Long-Term Equity Incentives. Under our LTIP, in 2016, each NEO (except Mr. Reeder) received his long-term incentive award in three primary forms: performance-based RSUs (50%), which measure our performance over a three-year period, stock options (30%) and time-based RSUs (20%), which vest in annual installments of 25% over four years. Mr. Reeder’s long-term incentive award consisted of time-based RSUs (52%) and performance-based RSUs (48%) and no stock options, which was intended to accelerate Mr. Reeder’s equity ownership. Mr. Reeder’s equity awards vest fully on the first anniversary of the grant date. The table below summarizes the material terms and conditions of the 2016 long-term incentive awards.

	Performance-Based RSUs	Stock Options	Time-Based RSUs
What objective does the award serve?	Performance-based RSUs align shareholder and management interests by focusing management on long-term operating performance and/or relative stock price appreciation.	Stock options align shareholder and management interests by providing a reward based solely on stock price appreciation.	Time-based RSUs align to shareholder interests and also help to retain participants (some of whom are currently eligible for retirement), as well as to attract the next generation of our senior management.
When do the awards vest?	Performance is measured over three years. Performance-based RSUs will vest, if at all, if the relevant threshold performance level is met at the end of the three-year performance period.	Vest in equal annual installments over four years	Vest in equal annual installments over four years (except as noted above for Mr. Reeder)

How do we measure performance for the Performance-Based RSUs?

•   For pre-2016 awards, performance is measured based on company value creation[2] over the applicable three-year performance period commencing on the first day of each grant year. The number of performance stock units granted represents the target award and participants have the ability to earn between zero and 150 percent or 200 percent (depending on the grant date) of the target award based upon actual performance. If minimum performance criteria are not achieved, no performance stock units will vest.

•   For 2016 and 2017 awards, performance is based upon the company’s TSR relative to the S&P Small Cap 600 Materials Index at the end of the applicable three-year period. The 2016 and 2017 performance-based RSUs will vest, if at all, on the third anniversary of the grant date provided that the participant continues in service until that date and based on a range of relative TSR achieved over the performance period set forth in the following table:

Relative TSR	Performance	% of Units to Vest
Outstanding	≥ 80th percentile	200%
	70th percentile	150%
Target	50th percentile	100%
	35th percentile	50%
Threshold	≤ 25th percentile	0%

The percentage vesting is interpolated on a straight-line basis for performance between levels above the threshold. If the company’s TSR is negative during the performance period, then the percentage of units to vest will be capped at 100% of target. For 2016, our relative TSR ranked in the 89th percentile.

[2]

Value creation, which is not a financial measure defined under generally accepted accounting principles, is the amount of our earnings before interest and taxes, adjusted by the committee in accordance with the LTIP to account for certain items, that exceeds a pre-defined level of return on invested capital.

24    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

We grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year following the release of the prior year’s earnings. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives has a grant date that was on or after the date on which the committee approved the award. It is possible that the committee may possess material nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

The target dollar value of all equity awards to each NEO is determined based upon a multiplier of base salary. Once the total dollar value of the awards is determined for each NEO, the actual number of performance-based RSUs, stock options and time-based RSUs is determined for each NEO (except Mr. Reeder) as follows: 50 percent of the total dollar value is allocated to the performance-based RSU portion of the award, 30 percent of the total dollar value is allocated to the stock option portion of the award and 20 percent of the total dollar value is allocated to the time-based RSU portion of the award. For Mr. Reeder, 48 percent of the total dollar value is allocated to the performance-based RSU portion of the award and 52 percent of the total dollar value is allocated to the time-based RSU portion of the award. This allocation is intended to accelerate Mr. Reeder’s equity ownership. The committee then uses the closing price of our common stock on the NYSE on the grant date to determine the number of performance-based and time-based RSUs awarded. To determine the number of stock options awarded, the committee divides the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which is determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options and time-based and performance-based RSUs falls within the range of peer group practices and has a strong performance orientation. Our NEO’s total direct compensation is generally more heavily weighted towards long-term incentive awards than peer group average practice: long-term incentives comprised 47 percent of total direct compensation for our NEOs on average, compared to our peer group average of 39 percent.

Forfeiture of the 2014-2016 Performance-Based Restricted Stock Units. On December 31, 2016, the three-year performance period ended for the performance-based RSUs awarded in 2014. The cumulative value creation threshold for these awards was $125.6 million over the three-year period. The actual cumulative value creation certified by the committee for the three-year period was $58.1 million, which meant that the threshold was not met. Therefore, none of the performance-based RSUs awarded in 2014 vested.

Retirement Benefits. Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 60 percent of pay, subject to applicable limits for 401(k) plans. Through 2016, we matched 50 percent of salaried employee contributions to the 401(k) plan up to six percent of an employee’s contribution. Effective January 1, 2017, we match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s contribution and match 50 percent on the next two percent of an employee’s contribution. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 36 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants have been permitted in these plans after December 31, 2006, and no further benefits have accrued for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the NEOs, in our defined contribution plan under U.S. tax law. Beginning in 2009, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature and to provide that we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Employer discretionary contributions have not yet been made for 2016, however, we have assumed such discretionary contributions will be paid for 2016 and the corresponding amounts are included in the tables below. Effective January 1, 2017, we have modified the structure of the employer discretionary contribution such that it will be an employer non-elective contribution tied to the company’s financial performance.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    25

EXECUTIVE COMPENSATION

Perquisites and Other Benefits. We provide a limited number of perquisites and other benefits to certain of our NEOs, which include club dues, parking and executive physicals. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the “All Other Compensation” column of the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 29.

Our NEOs also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Mr. Lacy is also eligible for a post-retirement survivor benefit under our Survivor Benefit Plan. This plan is described in further detail in the “Survivor Benefit Plan” section on page 36 below.

Changes for our 2017 Executive Compensation Program

In order to more closely align base salaries to market, based on market data provided by Meridian Compensation Partners, LLC, the committee approved increases in base salary ranging from 3.3% to 12% effective April 1, 2017 for all of our NEOs. The committee approved a 12% salary increase for Mr. Ball in light of the company’s exceptionally strong performance in 2016 and in order to ensure that his base salary was competitive as compared to peer practice.

Compensation Policies and Practices

Compensation and Risk. The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Role of Consultants. In accordance with its authority to retain advisors, in early 2016, the committee engaged Meridian Compensation Partners, LLC (“Meridian”) as outside consultants to advise the committee with respect to 2016 compensation design decisions.

Meridian does not advise our management, or receive any other compensation from us. In its role as independent advisor to the committee, Meridian provided advice to the committee from time to time on various executive compensation matters including conducting an annual competitive compensation analysis, which Meridian prepared for the committee in early 2016.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, Meridian provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of Meridian and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

26    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Companies Used for Defining Competitive Compensation. As stated above, one of the committee’s principles is to target the compensation of our NEOs within a range of the market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For 2016, based on Meridian’s recommendation, the committee selected the following peer group:

A. Schulman, Inc.	L. B. Foster Company	Stepan Company
Axiall Corporation	Louisiana-Pacific Corporation	Trinity Industries, Inc.
Cabot Corporation	Minerals Technologies Inc.	Tronox
Ferro Corporation	Olin Corporation	Universal Forest Products, Inc.
The Greenbrier Companies, Inc.	OMNOVA Solutions Inc.	Westinghouse Air Brake Technologies Inc.
H.B. Fuller Company	Quaker Chemical Corporation

The factors considered in selecting the peer group early in 2016 included industry, revenue, net income, total assets, number of employees and market capitalization. In terms of size, our revenue, net income and total assets ranked near the 25th percentile of our peer group, while our market capitalization and number of employees ranked below the 25th percentile. Statistical regression was used to adjust peer compensation data based on our revenue positioning relative to the peer group.

The committee uses information relating to the peer group to determine what forms of compensation are common among our peers and to determine whether the amounts of each component of compensation and the total amount of compensation approximate market median. Through its competitive assessment in early 2016, Meridian determined that the aggregate target total direct compensation for our NEOs fell within or slightly below the median range of both peer group and survey data.

Stock Ownership Requirements for Our Named Executive Officers. The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the NEOs. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Our Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our elected officers to accumulate a specified number of shares expressed as the value of stock ownership as a multiple of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually until the ownership requirement is achieved. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from exercising stock options, the vesting of time-based RSUs and performance-based RSUs.

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Ball)	5x
Senior Vice President	(Messrs. Lacy, Sullivan and Reeder)	3x
Chief Financial Officer	(Mr. Zugay)	3x

Shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested time-based RSUs, unvested performance-based RSUs and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Each NEO currently complies with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions. In January 2017, we

instituted a policy that prohibits our employees, officers and directors from engaging in the following types of transactions with respect to our securities: hedging or monetization transactions; short sales; transactions in publicly traded options; pledging our securities as collateral for a loan; or holding our securities in margin accounts or a brokerage account with a “margin feature” (unless the margin feature is not utilized, company securities are otherwise excluded from being pledged or the account holder does not engage in

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    27

EXECUTIVE COMPENSATION

any transaction that results in a lien upon the company securities in the account). An employee, officer or director that has already entered into any of these transactions must unwind such transaction completely or, in the case of margin accounts and pledges, must reduce the aggregate number of pledged shares to zero, over the next 24 months.

Clawback Policy. In March 2017, we instituted a clawback policy that provides that incentive-based compensation paid to any executive officer and certain employees is subject to recoupment if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement. Our right of recoupment under this policy applies only to incentive-based compensation paid during the three years prior to the date of the restatement, provided, however, that this three-year limitation will not apply if the restatement resulted from fraud or misconduct.

Contracts. We use contractual arrangements where appropriate to assist in recruitment and retention of our NEOs. We have entered into employment agreements with Mr. Lacy and Mr. Reeder and a key-employee non-competition agreement with Mr. Reeder. We have also entered into separate change in control agreements with all NEOs, except Mr. Lacy. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 37 below.

Tax Considerations. Cash compensation, such as base salary or annual cash incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee generally tries to preserve the deductibility of compensation paid to the NEOs when appropriate; for example, our annual cash incentives, stock option awards and performance-based RSU awards are generally intended to qualify for the performance-based exemption and should therefore be deductible. The committee nevertheless may authorize other compensation that might not be deductible if it believes doing so is in the best interests of the company or its stakeholders; for example time-based RSUs. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

28    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related footnotes describe the total compensation earned for services rendered during fiscal years 2016, 2015 and 2014 by our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(4)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Leroy M. Ball	2016	$716,250	$—	$1,281,480	$449,994	$786,600	$ 557	$ 64,626	$3,299,507
Chief Executive Officer	2015	690,000	—	1,086,740	480,532	549,000	185	100,398	2,906,855
	2014	391,800	—	516,683	139,888	—	203	19,512	1,068,086
Michael J. Zugay(1)	2016	$365,000	$—	$381,123	$133,832	$244,120	$ 46	$ 37,209	$1,161,330
Chief Financial Officer	2015	355,175	—	306,246	135,413	166,740	—	28,643	992,217
	2014	130,556	12,600	—	—	—	—	3,917	147,073
Steven R. Lacy	2016	$405,900	$—	$421,922	$148,156	$270,248	$27,285	$ 66,952	$1,340,463
Senior Vice President,	2015	393,150	—	406,640	179,816	185,904	579	60,581	1,226,670
Administration, General Counsel and Secretary	2014	384,300	—	518,010	140,453	—	94,572	76,517	1,213,852
James A. Sullivan(2)	2016	$338,100	$—	$350,464	$123,073	$217,597	$ 36	$ 37,345	$1,066,615
Senior Vice President, Global Carbon Materials and Chemicals
Stephen C. Reeder(3)	2016	$310,000	$—	$444,891	$—	$252,960	$ 245	$ 52,422	$1,060,518
Senior Vice President, Performance Chemicals

(1)	Mr. Zugay assumed the responsibilities of Chief Financial Officer on August 18, 2014.

(2)	Mr. Sullivan was not an NEO in 2014 or 2015.

(3)	Mr. Reeder was not an NEO in 2014 or 2015.

(4)

The amounts shown in these columns represent the aggregate grant date fair value of time-based RSUs, stock options and performance-based RSUs granted to our NEOs computed in accordance with FASB ASC Topic 718. The value of performance-based RSUs disclosed in the table is based upon the target amount of shares granted. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2016, December 31, 2015 and December 31, 2014.

(5)

The amount disclosed in this column represents (i) the aggregate change in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated benefit for 2016, 2015 and 2014, respectively, was for Mr. Lacy: $26,051, negative $10,165 and $93,937. Negative amounts are not reflected in the amounts disclosed above. The remainder of the amount reported in this column for each NEO for 2016, 2015 and 2014, respectively, represents the above-market interest on deferred compensation.

(6)	Includes all other compensation as described in the table below.

All Other Compensation Table (2016)

	Perquisites				Other Compensation
	Club Dues	Executive Physical	Parking	Total Perquisites	Defined Contribution Plan Contributions(1)	Benefit Restoration Plan Contributions(2)	Survivor Benefit Plan(3)	Total Other Compensation	Total All Other Compensation
Leroy M. Ball	$14,726	$1,027	$3,300	$19,053	$15,900	$29,673	$—	$45,573	$64,626
Michael J. Zugay	13,476	—	—	13,476	15,900	7,833	—	23,733	37,209
Steven R. Lacy	12,898	1,027	—	13,925	20,744	16,025	16,258	53,027	66,952
James A. Sullivan	16,659	1,061	—	17,720	14,789	4,836	—	19,625	37,345
Stephen C. Reeder	6,600	1,219	—	7,819	21,200	23,403	—	44,603	52,422

(1)

The full amount of “defined contribution plan contributions” disclosed for each NEO includes an assumed amount for employer discretionary contributions made under our 401(k) plan. Actual employer discretionary contributions have not yet been made for 2016, however, for purposes of this table, we have assumed that such discretionary contributions will be paid for 2016 in accordance with past practice. The assumed amounts included for employer discretionary contributions with respect to each NEO are as follows: $7,950 for Mr. Ball, $7,950 for Mr. Zugay, $13,250 for Mr. Lacy, $7,950 for Mr. Sullivan and $13,250 for Mr. Reeder.

(2)

Actual Benefit Restoration Plan contributions have not yet been made for 2016, however, for purposes of this table, we have assumed that such contributions will be paid for 2016 in accordance with past practice.

(3)

The full amount of “all other compensation” disclosed for Mr. Lacy includes $16,257 based on an accrued account attributed to benefits pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    29

EXECUTIVE COMPENSATION

2016 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to Messrs. Ball, Lacy, Sullivan and Reeder for performance during 2016 under our 2016 Cash Bonus Program, as suggested by our annual incentive plan, and the annual cash incentive paid to Mr. Zugay for his performance during 2016 under our annual incentive plan. The table below also reflects performance-based RSUs, time-based RSUs and stock options granted to each NEO during 2016 under our LTIP. The actual amounts paid to each NEO are included in the “Summary Compensation Table” above.

	Form of Award(1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Potential 2016 Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leroy M. Ball	Annual Cash Incentive			$345,000	$690,000	$1,035,000
	Performance-based RSU	3/1/2016	2/17/2016				20,707	41,413	82,826				$981,488
	Time-based RSU	3/1/2016	2/17/2016							16,565			299,992
	Options	3/1/2016	2/17/2016								60,728	$18.11	449,994
Michael J. Zugay	Annual Cash Incentive			107,070	214,140	321,210
	Performance-based RSU	3/1/2016	2/17/2016				6,159	12,317	24,634				$291,913
	Time-based RSU	3/1/2016	2/17/2016							4,926			89,210
	Options	3/1/2016	2/17/2016								18,061	$18.11	133,832
Steven R. Lacy	Annual Cash Incentive			118,530	237,060	355,590
	Performance-based RSU	3/1/2016	2/17/2016				6,818	13,635	27,270				$323,150
	Time-based RSU	3/1/2016	2/17/2016							5,454			98,772
	Options	3/1/2016	2/17/2016								19,994	$18.11	148,156
James A. Sullivan	Annual Cash Incentive			98,460	196,920	295,380
	Performance-based RSU	3/1/2016	2/17/2016				5,663	11,326	22,652				$268,426
	Time-based RSU	3/1/2016	2/17/2016							4,530			82,038
	Options	3/1/2016	2/17/2016								16,609	$18.11	123,073
Stephen C. Reeder	Annual Cash Incentive			93,000	186,000	279,000
	Performance-based RSU	3/1/2016	2/17/2016				5,135	10,270	20,540				$243,399
	Time-based RSU	3/1/2016	2/17/2016							11,126			201,492

(1)

The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis—2016 Compensation” section under the heading “Annual Cash Incentives” and “Long-Term Equity Incentives.”

(2)

The amounts shown in these columns represent the threshold, target and maximum payouts in 2016 expressed as a percentage of each NEO’s salary as of January 1, 2016. For Mr. Ball, the target payout was 100% of salary. For every other NEO the target payout was 60% of salary. Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. With respect to the 2016 Cash Bonus Program, in which all NEOs were participants except for Mr. Zugay, the committee had no discretion to make any annual cash incentive awards unless 2016 adjusted earnings per share was at least $1.52. Also, under such program, the committee had no discretion to increase the annual cash incentive awarded to the participating NEOs above the maximum

30    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

amount of $1.5 million, in the case of Mr. Ball, and $1.0 million, in the case of Messrs. Lacy, Reeder and Sullivan. The adjusted EPS performance objective under the 2016 Cash Bonus Program was achieved for 2016. Amounts paid to each NEO, except Mr. Zugay, under the 2016 Cash Bonus Program, as suggested by reference to our annual incentive plan, are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount paid to Mr. Zugay under the annual incentive plan is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

Unvested time-based RSUs and performance-based RSUs granted under our LTIP are entitled to dividends at the same rate as those paid, if at all, to holders of our common stock which are converted annually into additional time-based RSUs or performance-based RSUs, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest in equal annual installments over four years and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of time-based RSUs, stock options and performance-based RSUs granted to our NEOs in 2016.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    31

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2016

The table below provides information concerning unvested RSUs and unexercised options held by each NEO at December 31, 2016.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able(1)(#)		Number of Securities Underlying Unexercised Options Unexercis- able(2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)(#)	Market Value of Shares or Units of Stock That Have Not Vested(4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)(6) ($)
Leroy M. Ball
	9/1/2010	2,500			$20.00	8/31/2020
	2/22/2011	6,100			40.26	2/21/2021
	2/21/2012	7,807			38.21	2/21/2022
	2/19/2013	7,591			42.76	2/19/2023
	2/18/2014			9,167	37.93	2/18/2024
	3/3/2015	23,102		69,308	17.57	3/3/2025
	3/1/2016			60,728	18.11	3/1/2026
							34,071	$1,373,061	104,916	$4,228,115
Michael J. Zugay
	3/3/2015	6,510		19,531	$17.57	3/3/2025
	3/1/2016			18,061	18.11	3/1/2026
							8,661	$349,038	30,859	$1,243,618
Steven R. Lacy
	2/25/2008	5,814	(7)		$39.99	2/24/2018
	2/22/2010	7,078			28.10	2/21/2020
	2/22/2011	6,584			40.26	2/21/2021
	2/21/2012	8,327			38.21	2/21/2022
	2/19/2013	7,864			42.76	2/19/2023
	2/18/2014			9,204	37.93	2/18/2024
	3/3/2015	8,645		25,935	17.57	3/3/2025
	3/1/2016			19,994	18.11	3/1/2026
							14,675	$591,403	35,536	$1,432,101
James A. Sullivan
	3/3/2015	5,859		17,578	$17.57	3/3/2025
	3/1/2016			16,609	18.11	3/1/2026
							9,375	$377,813	28,254	$1,138,636
Stephen C. Reeder
							11,126	$448,378	20,540	$827,762

(1)	The vesting dates for outstanding exercisable options are as follows:

Option Grant Date	Vesting Date
2/25/2008	2/25/2011
2/22/2010	2/20/2013
9/1/2010	9/1/2013
2/22/2011	2/22/2014
2/21/2012	2/21/2015
2/19/2013	2/19/2016
3/3/2015	3/3/2016

32    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

(2)

Options granted on February 18, 2014 fully vested on February 18, 2017 (the third anniversary of the grant date). Options granted on March 3, 2015 and March 1, 2016 will vest in annual installments of 25% over four years beginning on the first anniversary of the grant date.

(3)

The amounts shown in this column reflect the aggregate number of unvested time-based RSUs awarded in 2014, 2015 and 2016, and related dividend equivalent units. The time-based RSUs and related dividend equivalent units are scheduled to vest either on the third anniversary of the date of grant or in annual installments of 25% over four years beginning on the first anniversary of the grant date, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	2/18/2014	1,716	2/18/2017
	2/18/2014	2,536	2/18/2017
	3/3/2015	4,418	3/3/2017
	3/3/2015	4,418	3/3/2018
	3/3/2015	4,418	3/3/2019
	3/1/2016	4,141	3/1/2017
	3/1/2016	4,141	3/1/2018
	3/1/2016	4,141	3/1/2019
	3/1/2016	4,142	3/1/2020
Michael J. Zugay	3/3/2015	1,245	3/3/2017
	3/3/2015	1,245	3/3/2018
	3/3/2015	1,245	3/3/2019
	3/1/2016	1,232	3/1/2017
	3/1/2016	1,231	3/1/2018
	3/1/2016	1,232	3/1/2019
	3/1/2016	1,231	3/1/2020
Steven R. Lacy	2/18/2014	1,716	2/18/2017
	2/18/2014	2,546	2/18/2017
	3/3/2015	1,653	3/3/2017
	3/3/2015	1,653	3/3/2018
	3/3/2015	1,653	3/3/2019
	3/1/2016	1,364	3/1/2017
	3/1/2016	1,363	3/1/2018
	3/1/2016	1,364	3/1/2019
	3/1/2016	1,363	3/1/2020
James A. Sullivan	2/18/2014	1,483	2/18/2017
	3/3/2015	1,121	3/3/2017
	3/3/2015	1,121	3/3/2018
	3/3/2015	1,120	3/3/2019
	3/1/2016	1,133	3/1/2017
	3/1/2016	1,132	3/1/2018
	3/1/2016	1,133	3/1/2019
	3/1/2016	1,132	3/1/2020
Stephen C. Reeder	3/1/2016	11,126	3/1/2017

(4)

The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $40.30 per share on December 30, 2016, the last trading day in 2016.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    33

EXECUTIVE COMPENSATION

(5)

The amounts shown in this column reflect the aggregate minimum number of unvested performance-based RSUs awarded in 2015 and 2016. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2015 awards and maximum performance with respect to the 2016 awards. The actual number may be more or less depending on the company’s performance during the applicable three-year performance period. All performance-based restricted stock unit grants and related dividend equivalent units are scheduled to vest, if at all, upon the achievement of a cumulative value creation threshold of $66.7 million over the 2015-2017 period (for 2015 awards) and achievement of a total shareholder return ranking above the 25th percentile as compared to the S&P Small Cap 600 Materials Index over the 2016-2018 period (for 2016 awards), as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	3/3/2015	22,090	3/3/2018
	3/1/2016	82,826	3/1/2019
Michael J. Zugay	3/3/2015	6,225	3/3/2018
	3/1/2016	24,634	3/1/2019
Steven R. Lacy	3/3/2015	8,266	3/3/2018
	3/1/2016	27,270	3/1/2019
James A. Sullivan	3/3/2015	5,602	3/3/2018
	3/1/2016	22,652	3/1/2019
Stephen C. Reeder	3/1/2016	20,540	3/1/2019

The actual cumulative value creation certified by the committee with respect to the 2014 awards was $58.1 million and, therefore, none of the performance-based RSUs awarded in 2014 vested.

(6)

The amounts shown in this column reflect the minimum aggregate payout value of unvested performance-based RSUs awarded in 2015 and the maximum aggregate payout value of unvested performance-based RSUs awarded in 2016. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2015 awards and maximum performance for the 2016 awards. The actual number may be more or less depending on the company’s performance during the applicable three-year performance period.

(7)	Mr. Lacy exercised all of these options on a cashless basis on March 3, 2017.

34    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

2016 Option Exercises and Stock Vested

The table below sets forth information concerning aggregate exercises of stock options and the vesting of a portion of RSUs held by the NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Vesting(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Leroy M. Ball	—	$—	8,291	$149,109
Michael J. Zugay	—	$—	1,245	$24,091
Steven R. Lacy	6,900	$16,146	5,604	$96,889
James A. Sullivan	—	$—	1,120	$21,672

(1)

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

(2)

The amounts in this column represent the number of shares acquired upon the vesting of time-based RSUs on February 18, 2016, February 19, 2016 and March 3, 2016 multiplied by the closing stock price on the last business day before the applicable vesting date, which was $16.65, $16.41 and $19.35, respectively. Amounts included do not deduct any taxes paid by the NEOs in connection with the vesting of the RSUs.

2016 Pension Benefits

The table below sets forth information as of December 31, 2016, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our NEOs received any payments during 2016 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$ 165,813
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	95,776
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	135,391
			$ 396,980

Pension Plan

Mr. Lacy is covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    35

EXECUTIVE COMPENSATION

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including Mr. Lacy. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including Mr. Lacy. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Lacy is currently eligible for early retirement under our salaried plan and SERP I with reduced benefits and under SERP II with unreduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in

SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature and to provide that we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Effective January 1, 2017, we have modified the structure of the employer discretionary contribution such that it will be an employer non-elective contribution tied to the company’s financial performance. Through 2016, we matched 50 percent of salaried employee contributions to the 401(k) plan up to six percent of an employee’s contribution. Effective January 1, 2017, we match 100 percent of salaried employee contributions to the 401(k) plan on the first three percent of an employee’s contribution and match 50 percent on the next two percent of an employee’s contribution.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including Mr. Lacy. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

36    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

2016 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2016, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below.

Name	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(2)(4)
Leroy M. Ball	$29,673	$1,709	$68,223
Michael J. Zugay	7,833	143	11,059
Steven R. Lacy	16,025	3,794	101,585
James A. Sullivan	4,836	110	7,323
Stephen C. Reeder	23,403	753	40,389

(1)	The amounts shown in this column are reported as compensation in 2016 in the Summary Compensation Table.

(2)

The amounts disclosed in these columns includes an assumed amount for employer discretionary contributions made under our Benefit Restoration Plan. Actual employer discretionary contributions have not yet been made for 2016, however, for purposes of this table, we have assumed that such discretionary contributions will be paid for 2016 in accordance with past practice.

(3)

The following amounts reported in this column are reported as compensation in 2016 in the Summary Compensation Table: $556 for Mr. Ball, $47 for Mr. Zugay, $1,235 for Mr. Lacy, $36 for Mr. Sullivan and $245 for Mr. Reeder.

(4)	The following amounts reported in this column were reported as compensation in the Summary Compensation Table for previous years: $34,734 for Mr. Ball, $3,083 for Mr. Zugay and $69,795 for Mr. Lacy.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our NEOs, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by the committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2016 was 4.64 percent. Benefits will typically be paid upon a separation from service in five equal annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each NEO in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We currently have employment agreements with Mr. Lacy and Mr. Reeder and a key employee non-competition agreement with Mr. Reeder. The following discussion summarizes these agreements.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for additional one-year periods unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of April 4, 2017, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    37

EXECUTIVE COMPENSATION

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control;

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. Lacy as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Stephen C. Reeder. Mr. Reeder agreed to an employment letter agreement with Osmose, Inc. (now known as Koppers Performance Chemicals Inc.) in March 2012, which we assumed in connection with our acquisition of Osmose, Inc. The agreement, as amended, provided that Mr. Goydan would serve as Senior Vice President of U.S. Wood Preserving of Koppers Performance Chemicals Inc. The agreement established an initial base salary, subject to annual review, and addressed additional compensation matters.

The agreement also sets out benefits that become payable if Mr. Reeder is terminated without “Cause” or if Mr. Reeder resigns with “Good Reason.” For purposes of the agreement, “Cause,” with respect to Mr. Reeder, means one or more of the following:

•

the conviction of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving fraud with respect to any Koppers company or any of their customers, vendors or suppliers;

•

the commission of any act or omission involving dishonesty with respect to any Koppers company or any of their customers, vendors or suppliers which the company in good faith determines has caused or could reasonably be expected to cause any Koppers company substantial public disgrace or disrepute or substantial economic harm;

•

reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs or other conduct, which the company in good faith determines has caused or could reasonably be expected to cause any Koppers company substantial public disgrace or disrepute or substantial economic harm;

•

substantial and repeated failure to perform duties as reasonably directed by the board of directors or any other person to whom Mr. Reeder reports which failure continues after written notice of such failure and an opportunity to cure such failure within 30 days of such notice;

•	breach of fiduciary duty, gross negligence or willful misconduct with respect to any Koppers company;

•

a willful and material failure to observe policies or standards approved by the board of directors regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time which failure continues after written notice of such failure and an opportunity to cure such failure within 30 days of such notice; or

•

any breach by Mr. Reeder of the confidentiality, non-competition or non-solicitation terms of the agreement or any material breach by Mr. Reeder of any other provision of the agreement, or any other agreement to which Mr. Reeder and any other Koppers company are parties, which breach continues after written notice of such breach and an opportunity to cure such breach within 30 days of such notice.

For purposes of the agreement, “Good Reason,” with respect to Mr. Reeder, means one or more of the following:

•	a material reduction in salary without Mr. Reeder’s consent;

•	a relocation of Mr. Reeder’s principal place of employment, without Mr. Reeder’s consent, to a location more than 30 miles from his then-current principal place of employment;

•	a material demotion or diminution in Mr. Reeder’s responsibilities, title or reporting structure within any Koppers company without his consent; or

38    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

•	a breach by the company of any of the material terms of the agreement;

provided that, in any case (a) Mr. Reeder must give written notice of his resignation for Good Reason to the company within 30 days after the occurrence of any of the above-listed events, (b) the company will have 30 days after receipt of such notice to remedy the occurrence giving rise to the claim for Good Reason termination, and (c) Mr. Reeder must actually resign within 90 days following the event constituting Good Reason if the company fails to remedy such occurrence.

In the event Mr. Reeder’s employment is terminated without Cause, or if Mr. Reeder resigns with Good Reason, he is entitled to receive the following payments:

•	salary through the end of the month in which his employment is terminated;

•	one year of salary continuation;

•

a portion of the bonus to which Mr. Reeder would have been entitled to for the year in which his employment is terminated, prorated based on the number of days elapsed through the date of such termination; or

•

the same portion of the premium costs paid by the company in connection with his participation in the company’s health plan prior to his separation in connection with his election to continue group health coverage under the company’s health plan.

Mr. Reeder’s salary continuation and health care premium payments may be extended by an additional 24 months in the event the company opts to extend his non-competition obligations under the agreement for an additional 24 months.

Mr. Reeder’s right to any payments in the event of his termination by the company without Cause or his resignation with Good Reason is contingent upon: (i) his execution and delivery to the company of a severance agreement and release no later than sixty (60) days following termination, (ii) his compliance with the terms of the release and the confidentiality, non-competition, non-disclosure terms of the agreement and (iii) Mr. Reeder shall not have applied for unemployment compensation chargeable to any Koppers company.

If Mr. Reeder’s employment is terminated without Good Reason, due to his permanent disability or death or by the company for Cause, then the company’s obligations under the agreement will immediately cease, except that, (i) Mr. Reeder will be entitled to receive accrued salary and benefits through the date of termination, and (ii) unless he was terminated by the company for Cause, or the company had grounds to terminate him for Cause at the time of his resignation, Mr. Reeder will be entitled to a portion of the bonus to which he would have been entitled to for the year in which his employment is terminated, prorated based on the number of days elapsed through the date of such termination.

Mr. Reeder also agreed to a key employee non-competition agreement with Osmose Holdings, Inc. in November 2006, which we assumed. Pursuant to the non-competition agreement, Mr. Reeder is entitled to $300,000 upon his retirement, which is deemed to commence upon any of the following: (i) attainment of age 65 and retirement, (ii) in the event Mr. Reeder becomes permanently disabled for any reason prior to age 65, retirement is at age 65 or upon the earlier death of Mr. Reeder, or (iii) death. The payout under Mr. Reeder’s key employee non-competition agreement is payable over ten years in equal, annual installments

Change in Control Agreements

We have entered into separate change in control agreements with each of our NEOs, except Mr. Lacy. These agreements have one-year evergreen terms. Notwithstanding the foregoing, in each case we reserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

These agreements are designed to mitigate concerns arising from a change in control, and help to ensure the continued dedicated service of our key employees. Cash payments received under these agreements require a “double trigger”—that is, the occurrence of both a change in control and a qualifying termination of employment. Specifically, the change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    39

EXECUTIVE COMPENSATION

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•

life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and continued indemnification for pre-termination acts and omissions.

The treatment of equity awards upon a change in control is handled in the equity awards agreements themselves, described below, not in these agreements.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, certain NEOs hold unvested time-based RSUs, performance-based RSUs and stock options under the LTIP. If the employment of any of the NEOs is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested time-based RSUs, performance-based RSUs and stock options; the executive will not forfeit any time-based RSUs, performance-based RSUs and stock options already vested. If the employment of any of the NEOs (except Mr. Reeder) is terminated for retirement, death or permanent disability, vesting of time-based RSUs, performance-based RSUs and stock options will be as follows:

Type of Award	Vesting
Performance-Based RSUs

Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive will vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Time-Based RSUs and Stock Options

Immediate Pro-Rata Vesting. For awards granted in 2015 and thereafter, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had 25% of the RSUs or stock options that were scheduled to vest on the next anniversary of the award date instead vested in a series of 12 successive equal monthly installments over the duration of the 12 month period proceeding such anniversary of the award date. For awards granted before 2015, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had the RSUs or stock options vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award

With respect to his performance-based RSUs, should Mr. Reeder’s employment terminate due to retirement, death or permanent disability prior to the end of the relevant 3-year measurement period, then upon completion of such measurement period, Mr. Reeder will vest in a number of shares equal to the number of shares (if any) in which he would have been vested at the completion of the measurement period had he continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of full months of service he completed between the award date and the termination of his service, and the denominator of which is 24. With respect to his time-based RSUs and stock options, should Mr. Reeder’s employment terminate due to retirement, death or permanent disability, then he will immediately vest in the number of RSUs or stock options in which he would have been vested at the time of such termination had the RSUs or stock options vested in a series of 12 successive equal monthly installments over the duration of the 12 month period following the award date.

For purposes of these awards, “retirement” is defined as a voluntary termination from service (i) on or after the attainment of age 65, or (ii) on or after the attainment of age 55 with at least 10 years of service, or involuntary termination from service with at least 30 years of service other than in connection with a termination for misconduct. “Years of service” means the total number of years of “accumulated service” as such term is defined under our pension plan for

40    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

salaried employees (regardless of whether such employee is eligible to receive a benefit under such plan). Mr. Lacy and Mr. Reeder are currently eligible for retirement for purposes of these awards.

In the event of a change in control, awards to the NEOs may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested time-based RSUs, performance-based RSUs and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested time-based RSUs, performance-based RSUs and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, the NEO will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a NEO:

•

The amounts shown in the table assume that each NEO was terminated on December 31, 2016, and include the estimate of any additional amounts that would be paid to the NEO on the occurrence of the termination event. The actual amounts that would be paid to a NEO can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A NEO is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a NEO is entitled to receive under the LTIP if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to performance-based restricted stock unit awards represent the value of these awards assuming achievement of target performance goals.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    41

EXECUTIVE COMPENSATION

Named Executive Officer	Death, Disability or Retirement(1)	Change in Control	Without Cause
Leroy M. Ball
Bonus	$786,000	$274,500	$—
Cash severance	—	1,450,000	—
Equity vesting	2,731,964	7,767,611	—
Health and welfare	—	24,042	—
	$3,518,564	$9,515,653	$—
Michael J. Zugay
Bonus	$244,120	$89,670	$—
Cash severance	—	735,400	—
Equity vesting	734,440	2,191,863	—
Health and welfare	—	31,066	—
	$978,560	$3,047,999	$—
Steven R. Lacy
Bonus	$270,248	$92,952	$363,200
Cash severance	—	819,000	911,952	(2)
Equity vesting	1,092,337	2,862,117	—
Health and welfare	—	32,472	27,643	(2)
	$1,362,585	$3,806,541	$1,302,795
James A. Sullivan
Bonus	$217,597	$49,733	$—
Cash severance	—	682,800	—
Equity vesting	722,601	2,053,915	—
Health and welfare	—	32,204	—
	$940,198	$2,818,652	$—
Stephen C. Reeder
Bonus	$252,960	$406,820	$252,960
Cash severance	267,069	887,069	380,347
Equity vesting	546,097	862,259	—
Health and welfare	—	28,917	5,115
	$1,066,126	$2,185,065	$638,422

(1)

In the event of termination due to disability or retirement, the executive will receive the pro-rata share of the bonus to which he would have otherwise been entitled at year-end subject to the discretion of the CEO (as approved by the management development and compensation committee and the board).

(2)	Represents the incremental amount above the amount generally available to all salaried employees in the U.S.

In addition to the above amounts, Mr. Lacy would also be entitled to a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 36.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2016, each non-employee director received the following:

Director Compensation Program
Annual Cash Retainer for Non-Management Directors	$70,000
Supplemental Annual Cash Retainer for Non-Executive Chairman	$80,000
Supplemental Annual Cash Retainer for Committee Chair (except Audit Committee)	$10,000
Supplemental Annual Cash Retainer for Audit Committee Chair	$15,000
Annual Equity Award of RSUs	$95,000
Supplemental committee meeting attendance fee for meetings in excess of six per year	$1,000

42    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The annual equity award is issued to incumbent directors upon the date of our annual meeting. The annual equity award is issued to new non-employee directors upon the date that they are first elected to the board and is prorated for new non-employee directors serving less than twelve months. The actual number of RSUs to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her RSUs, the director will receive, on the date of termination of service, a number of shares equal to the number of shares in which the director would have vested at the end of the vesting period had he/she continued in our service through the end of such period multiplied by a fraction, the numerator of which is the number of days of service the director completed between the award date and the termination of the director’s service and the denominator of which is 365.

2016 Director Compensation Table

The table below provides information concerning the compensation of our directors for 2016.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total
David M. Hillenbrand	$151,000	(3)	$95,001	$246,001
Cynthia A. Baldwin	71,000		$95,001	$166,001
Sharon Feng	81,000	(4)	$95,001	$176,001
Albert J. Neupaver	81,000	(5)	$95,001	$176,001
Louis L. Testoni	86,000	(6)	$95,001	$181,001
Stephen R. Tritch	81,000	(7)	$95,001	$176,001
Walter W. Turner	35,000	(8)	$—	$35,000
T. Michael Young	80,000	(9)	$95,001	$175,001

(1)

Each director (except Mr. Turner) received a total amount of $70,000 for their 2016 annual cash retainer. Each director (except Mr. Turner and Mr. Young) also received $1,000 in supplemental meeting fees.

(2)

On May 11, 2016, each non-management member of the board of directors was granted 3,752 RSUs. The amounts in this column relating to the May 11, 2016 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $25.32 per share, the closing stock price on May 11, 2016. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each non-management director owned 3,752 unvested RSUs.

(3)	Dr. Hillenbrand received an additional $80,000 for serving as chairman of the board.

(4)	Dr. Feng received an additional $10,000 for serving as chair of the safety, health and environmental committee.

(5)	Mr. Neupaver received an additional $10,000 for serving as chair of the strategy and risk committee.

(6)	Mr. Testoni received an additional $15,000 for serving as chair of the audit committee.

(7)	Mr. Tritch received an additional $10,000 for serving as chair of the management development and compensation committee.

(8)	Mr. Turner retired from our board of directors at the annual meeting of shareholders held on May 5, 2017. Mr. Turner received a pro-rated annual cash retainer of $35,000.

(9)	Mr. Young received an additional $10,000 for serving as chair of the nominating and corporate governance committee.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    43

EXECUTIVE COMPENSATION

Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares.

The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually until the suggested ownership level is achieved. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from the vesting of time-based restricted stock and RSUs.

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or RSUs count toward meeting the guidelines.

Seven of our non-employee directors have achieved compliance with the suggested ownership level and the other non-employee director continues to comply with the 75 percent retention ratio.

44    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $20 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $40 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before January 25, 2017, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    45

AUDITORS

The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

Representatives of KPMG LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

We retained KPMG LLP during 2016 and Ernst & Young LLP during 2015 to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit-related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2016	2015
Audit fees(1)	$1,967	$2,533
Audit-related fees(2)	15	22
Tax fees(3)	1,458	49
All other fees	—	—
	$3,440	$2,604

(1)

Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits.

(2)	Fees related to assistance with international accounting matters.

(3)	Fees related to services for international tax advice, tax compliance, and assistance with other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting. The chairman has authority to approve fees and costs of generally pre-approved services in amounts up to $100,000 per project, not to exceed an annual aggregate of $500,000. Any proposed services exceeding such levels require specific pre-approval by the audit committee.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by KPMG in 2016 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

46    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

AUDITORS

Change in Independent Registered Public Accounting Firm

In early 2016, the audit committee conducted a comprehensive, competitive process to determine our independent registered public accounting firm for the 2016 fiscal year. As a result of this process, effective March 23, 2016, the audit committee approved the engagement of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2016 fiscal year and dismissed Ernst & Young LLP (“EY”) from that role.

EY’s reports on the company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of EY on the effectiveness of internal control over financial reporting as of December 31, 2015 and December 31, 2014 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and December 31, 2014 and the subsequent interim period through March 23, 2016, there were no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period.

During the fiscal years ended December 31, 2015 and December 31, 2014 and the subsequent interim period through March 23, 2016 there was one reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K related to a material weakness in the company’s internal control over financial reporting, as disclosed in our Quarterly

Report on Form 10-Q for the period ended September 30, 2014 (the “Third Quarter 2014 10-Q”). The company’s management concluded that as of September 30, 2014 the company’s disclosure controls and procedures were not effective at the reasonable assurance level as the company did not maintain effective controls over the accounting for its income tax provision for interim periods. This was described in Part I, Item 4 of the Third Quarter 2014 10-Q, which description is incorporated herein by reference. Management remediated the material weakness prior to filing our Quarterly Report on Form 10-Q for the three months ended March 31, 2015. The audit committee has discussed the subject matter of this material weakness with EY and has authorized EY to respond fully to the inquiries of any successor accountant concerning this material weakness.

We provided EY with a copy of the above disclosures and requested that EY furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of EY’s letter dated March 29, 2016 is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 29, 2016.

During the fiscal years ended December 31, 2015 and December 31. 2014, and the subsequent interim period through March 23, 2016, neither the company nor anyone on its behalf has consulted with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements and neither a written report nor oral advice was provided to the company that KPMG concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    47

PROXY ITEM 2 — PROPOSAL TO APPROVE OUR EMPLOYEE STOCK PURCHASE PLAN

We are proposing to adopt the Koppers Holdings Inc. Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to (i) qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) promote ownership of shares of the company’s common stock by employees as an incentive to better performance and improvement of profits, and (iii) provide a convenient and practical means by which employees may participate in stock ownership of the company. Our board of directors adopted the ESPP on February 14, 2017, subject to shareholder approval.

The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by reference to the complete text of the ESPP, which is attached as Appendix A to this proxy statement. To the extent the description below differs from the text of the ESPP, the text of the ESPP will control.

Eligibility

The ESPP enables participants to purchase shares of common stock during certain offering periods. All active employees of the company and its participating subsidiaries are eligible to participate in the ESPP, except for the following: (i) any employee whose customary employment is less than 20 hours per week or five months per calendar year, (ii) any employee who would, after the purchase of shares under the ESPP, own or be deemed to own five percent or more of the voting power or value of all classes of stock of the company or any subsidiary of the company, or (iii) any employee whose participation under the ESPP would be prohibited under the laws of any foreign jurisdiction of which the employee is a citizen or resident (or where compliance with the laws of such foreign jurisdiction would cause the ESPP or the offering to violate the requirements of Section 423 of the Internal Revenue Code of 1986, as amended. The board of directors and Plan Administrator (as defined below) will have the sole discretion to determine whether an individual is eligible to participate in the ESPP, and any such determination will be final and binding on all parties. Approximately 1,850 employees currently are eligible to participate in the ESPP.

Share Reserve

Our board of directors has authorized, subject to shareholder approval, 200,000 shares of the company’s common stock to be reserved for purposes of the ESPP. The number of shares reserved for the ESPP is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding common stock of the company. The determination of whether an adjustment will be made and the manner of any such adjustment shall be made by the board of directors, which determination will be conclusive. On March 21, 2017, the closing market price of our common stock as reported by the New York Stock Exchange was $41.65 per share.

We intend to register the new shares reserved for issuance under the ESPP on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

Administration

The ESPP will be administered by the Management Development and Compensation Committee of our board of directors (the “Plan Administrator”), which may delegate authority under the ESPP to certain officers and employees of the company as permitted by the ESPP. The Plan Administrator may promulgate rules and regulations, adopt forms, and decide any question of interpretation or rights arising under the ESPP. The company will pay all expenses of the ESPP.

ESPP Offerings

The ESPP is implemented by a series of three-month offerings, with a new offering commencing on January 1, April 1, July 1, and October 1 of each year. The first day of each offering is the “offering date” for that offering, and the last day of each offering is the “purchase date” for that offering. An employee may purchase shares only through payroll deductions permitted under the ESPP. Payroll deductions must be not less than one percent (1%) of the participant’s eligible compensation. The first offering period under the ESPP will not commence until the first administratively feasible date determined by the Plan Administrator.

The maximum number of shares that any employee may purchase in any single offering is 500 shares. In addition, the terms of an offering may not allow an

48    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE OUR EMPLOYEE STOCK PURCHASE PLAN

employee’s right to purchase shares under all stock purchase plans of the company and its subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares, as determined on the offering date, in any calendar year.

As a condition to participation in the ESPP, subject to applicable law, each participant will agree not to sell or otherwise dispose of shares acquired pursuant to the ESPP for a period of at least one year following the purchase date, unless (i) the sale or disposition is pursuant to termination of employment as set forth in the Plan or (ii) such sale or disposition is required to cover tax liabilities incurred as a result of participation in the ESPP with respect to participating subsidiaries outside of the United States.

An employee may terminate participation in the ESPP by written notice to the company, in the form specified by the company, to be submitted no later than a number of days prior to the purchase date as established from time to time by the Plan Administrator. An employee may not reinstate participation in the ESPP with respect to a particular offering after once terminating participation in the ESPP with respect to that offering, but may participate in subsequent offerings. Generally, upon termination of an employee’s participation in the ESPP, all amounts deducted from the employee’s pay that had not yet been used to purchase shares shall be returned to the employee. The rights of employees under the ESPP are not transferable.

Purchase Price

The price at which shares may be purchased in an offering is the lower of (a) 85 percent (85%) of the fair market value of a share of common stock on the offering date or (b) 85 percent (85%) of the fair market value of a share of common stock on the purchase date of the offering. The fair market value of a share of common stock will be determined by such methods or procedures as will be established from time to time by the Plan Administrator.

Delivery and Custody of Shares

Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Authorized Officer. By appropriate instructions to the Custodian, a participant may obtain (i) transfer into his or her own name all or part of the whole shares held by the Custodian for the participant’s account and delivery of such whole shares to the participant, or (ii) transfer of all or part of the whole shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be so transferred until two years after the offering date in which the shares were purchased. As set forth in the ESPP, these procedures are designed solely to assure that any sale of shares prior to the satisfaction of this two-year period is made through the participant’s account, and will in no way limit when the participant may sell his or her shares.

Dividends

Stock dividends and other distributions in shares of common stock of the company on shares held by the Custodian will be issued to the Custodian and held by it for the account of the respective participants. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to any participants entitled to such distributions. Cash dividends, if any, on shares held by the Custodian will be reinvested in common stock on behalf of the participants. The Custodian will establish a separate account for each participant for the purpose of holding any shares acquired through reinvestment of dividends. There is no holding period requirement for a transfer from a dividend reinvestment account.

Voting

In connection with voting on any matter submitted to the shareholders of the company, the Custodian will cause the shares held by the Custodian for each participant’s accounts to be voted in accordance with instructions from the participant or, if requested by a participant, furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    49

PROXY ITEM 2 — PROPOSAL TO APPROVE OUR EMPLOYEE STOCK PURCHASE PLAN

Withholding

Each participant who has purchased shares under the ESPP will immediately, upon notification of the amount due, if any, pay to the company in cash amounts necessary to satisfy any applicable federal, state and local income taxes, employment taxes, social insurance, payroll tax, national insurance contributions, other contributions, payment on account obligations or other amounts determined by the company to be required to be withheld, collected or accounted for to any tax authority. If the company determines that additional withholding, collection or accounting is required beyond any amount deposited at the time of purchase, the participant must pay such amount to the company on demand. If the participant fails to pay the amount so demanded, the company may withhold that amount from other amounts payable by the company to the participant, including, subject to applicable law, salary amounts.

Termination and Amendment

The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that our board of directors may, in its sole discretion, terminate the ESPP at any time.

The board of directors or the Plan Administrator may, from time to time, amend the ESPP in any and all respects, except that only the board may change (i) the number of shares reserved for the ESPP, (ii) the purchase price of shares offered pursuant to the ESPP, (iii), the terms of Section 6 of the ESPP relating to the offering and purchase dates, or (iv)

the maximum percentage of a participant’s compensation that may be deducted during an offering. Notwithstanding the foregoing, in no event may the board effect any of the following amendments or revisions to the ESPP without the approval of the company’s shareholders: (a) increase the number of shares of common stock issuable under the ESPP (except for permissible adjustments authorized in the plan), (b) modify the eligibility requirements for participation in the ESPP, or (c) decrease the purchase price of shares offered pursuant to the ESPP.

Change of Control

Upon the occurrence of a change of control (as such term is defined in the ESPP), each outstanding option will automatically be exercised, immediately prior to the effective date of any change of control, by applying the authorized payroll deductions or other permitted contributions of each participant for the offering in which the change of control occurs to the purchase of whole shares of common stock at the purchase price per share in effect for that offering. The applicable limitation on the number of shares of common stock that may be purchased by each participant will continue to apply. The company will use reasonable efforts to provide at least ten days’ prior written notice of the occurrence of any change of control, and the participants will, following the receipt of such notice, have the right to terminate their outstanding options prior to the effective date of the change of control.

Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to participation in the ESPP. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting, and not as tax guidance to participants in the ESPP. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. An eligible employee will not have any taxable income when shares purchased under the ESPP are purchased at a discount. No income will be taxable to the employee until the shares purchased under the ESPP are sold. If an employee disposes of shares purchased under the ESPP more than two years after the offering date, the employee will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the offering date. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain. In the case of such a disposition, the company will not be entitled to any deduction from income.

If an employee disposes of shares purchased under the ESPP within two years after the offering date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. The amount of such ordinary income will be added to the employee’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of shares after such basis adjustment will be a capital gain or loss. A capital

50    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 2 — PROPOSAL TO APPROVE OUR EMPLOYEE STOCK PURCHASE PLAN

gain or loss will be long-term if the employee holds the shares for more than one year after the purchase date. In the event of such a disposition, the company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Accounting Consequences

Pursuant to the accounting principles which are applicable to employee stock purchase plans, the fair value of each purchase right granted under the ESPP is charged as a direct compensation expenses to our reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

New Plan Benefits

No purchase rights have been granted, and no shares have been issued, on the basis of the approval of the ESPP, which is the subject of this proposal. Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the ESPP is approved by the shareholders. Only the eligible employees of the company and its participating subsidiaries, as discussed above, are eligible to participate in the ESPP.

Board Recommendation

Our board of directors believes that the ESPP promotes the interests of the company and its shareholders by encouraging employees of the company and participating subsidiaries to become shareholders, and therefore promotes the company’s growth and success. The board also believes that the opportunity to acquire a proprietary interest in the success of the company through the acquisition of shares of stock pursuant to the ESPP is an important aspect of the company’s ability to attract and retain highly-qualified and motivated employees. The board believes that it is desirable and in the best interests of the company and its shareholders to continue to provide employees of the company and its participating subsidiaries with benefits under the ESPP.

Approval of the adoption of the ESPP requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Under the applicable requirements of the New York Stock Exchange, an abstention is counted as a vote cast and will therefore have the same effect of a vote against this proposal. Broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on this proposal.

The board recommends that you vote “FOR” the proposal to approve our Employee Stock Purchase Plan.

EQUITY COMPENSATION PLANS

The following table provides information as of March 21, 2017, regarding the number of shares of our common stock that may be issued under our LTIP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,804,914	(1)	$27.68	861,200

(1)	Includes shares of our common stock that may be issued pursuant to outstanding options, time-based RSUs and performance-based RSUs awarded under our LTIP.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    51

PROXY ITEM 3 — PROPOSAL TO APPROVE AN ADVISORY RESOLUTION ON OUR EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we include in this proxy statement an advisory (non-binding) shareholder vote on our executive compensation as described in this proxy statement.

Our NEOs are identified on page 17, and the compensation of the NEOs is described on pages 17 through 42, including the “Compensation Discussion and Analysis” on pages 17 to 28. We encourage our shareholders to review these sections of the proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. At our 2016 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2016 annual meeting, and our shareholders overwhelmingly approved the proposal, with 99% of the votes cast in favor.

Accordingly, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 17 to 42 of the company’s Notice of Annual Meeting & Proxy Statement for the 2017 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion, is hereby APPROVED.”

We currently intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we welcome our shareholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote when considering future executive compensation programs.

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The board recommends that you vote “FOR” the proposal to approve the advisory resolution on our executive compensation.

52    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

PROXY ITEM 4 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide shareholders with an advisory (non-binding) vote on the frequency with which our shareholders shall have an advisory vote on executive compensation as provided in Proposal 3 above. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. We are required to hold an advisory vote on frequency at least once every six years.

Starting with our annual meeting held in 2011, we have held annual advisory votes on executive compensation. The board has determined that an advisory vote on executive compensation every year is the appropriate alternative for the company and its shareholders. In reaching this recommendation, the board considered that holding an annual advisory vote to approve executive compensation allows shareholders to provide direct input on the company’s compensation philosophy, policies and practices as disclosed in the proxy statement each year. An annual advisory vote also provides the management development and compensation committee with the opportunity to evaluate its compensation decisions taking into account the timely feedback provided by shareholders. In addition, the board recognizes that an annual advisory vote to approve executive compensation is consistent with facilitating communications of shareholders with the board and its various committees, including the management development and compensation committee.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a shareholder vote to approve the compensation of the NEOs.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the preferred frequency of the shareholders.

Although the vote is non-binding, our board will take into account the outcome of the vote when making future decisions about the frequency of the company’s advisory votes on executive compensation.

The board recommends that you vote for the option of every “ONE YEAR” as the frequency with which shareholders are provided an advisory vote on executive compensation.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    53

PROXY ITEM 5 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

We are asking you to vote on a proposal by the audit committee to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

Adoption of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

54    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

GENERAL MATTERS

Annual Meeting Q&A

The board of directors is soliciting your proxy for our 2017 annual meeting of shareholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting. We began distributing the proxy materials contained in this package on or about April 4, 2017.

Q.	Who may vote at the annual meeting?

A.

If you owned shares of our common stock at the close of business on March 21, 2017 which we refer to as the record date, you may vote your shares at the meeting. On the record date, 20,803,266 shares of our common stock were outstanding and entitled to vote. Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2016 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record,

you are considered the “beneficial owner” or “street name” holder of those shares. The notice of annual meeting, proxy statement, proxy card and 2016 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	How does a proxy work?

A.

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

Q.	How do I vote?

A.	You may vote your shares by proxy or in person.

By proxy

•  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope.

•  If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person

All shareholders may vote in person at the annual meeting.

•  If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person.

•  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    55

GENERAL MATTERS

Q.	What if I receive more than one proxy card?

A.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote. If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 30170, College Station, TX 77842-3170, at its toll-free number (866-293-5637) or on its website at https://www-us.computershare.com/investor/Contact with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Q.	What is a quorum?

A.

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of our common shares outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Abstentions and broker non-votes (as defined below) will be considered to be represented at the meeting in determining the presence of a quorum.

Q.	What vote is needed for the proposals to be adopted?

A.	You have one vote for each share that you held on the record date for each proposal.

Our by-laws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. As a result, any nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the annual meeting will be elected as a director. Any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

All other matters to be voted on at the annual meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Any abstentions or broker non-votes are not votes cast for purposes of Proposals 1, 3, 4 and 5 and do not count either for or against those proposals. Accordingly, abstentions and broker non-votes will not affect the outcome of Proposals 1, 3, 4 or 5. With respect to Proposal 2, abstentions will count as votes cast and will have the effect of a vote against that proposal. Broker non-votes will not count as votes cast with respect to Proposal 2 and will have no effect on the outcome of that proposal.

Q.	Does Koppers have a recommendation on voting?

A.

The board of directors recommends a vote FOR the election of all nominees as directors, FOR Proposals 2, 3 and 5 and FOR “ONE YEAR” as the frequency for future advisory votes on executive compensation.

Q.	What are broker non-votes?

A.

The NYSE permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 5 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	What can I do if I change my mind after I vote my shares?

A.	If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary at the address given on page 12;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting in person by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q.	Who counts the votes cast at the annual meeting?

A.	Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

56    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

GENERAL MATTERS

Q.	Who will pay for the cost of this proxy solicitation?

A.

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare, our transfer agent, to distribute and solicit proxies. We will pay Computershare an estimated fee of $4,000, plus its reasonable expenses, for these services.

Q.	Will my vote be confidential?

A.	Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2016, with the exception of one Form 4 filed on August 23, 2016 for Sharon Feng, reporting a sale of common stock, which was filed late due to administrative error.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2018 annual meeting, your shareholder proposal must be received by our corporate secretary on or before December 5, 2017.

If you intend to present business for consideration at our 2017 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.05 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our Bylaws, in order to be timely your notice must be received by our corporate secretary no later than the later of (1) not less than 90 days nor more than 120 days prior to the meeting or (2) ten days after the meeting is first publicly announced.

The proposal must set forth the following:

•	A description of the business desired to be brought before the meeting, the reasons for such business and the text of any proposal;

•	Any material interest of such shareholder or any person controlled by or controlling such shareholder and beneficial owners (a “Shareholder Associated Person”) in such business;

•	A representation that the shareholder intends to be appear in person or by proxy to bring the business before the meeting;

•	The total number of shares that will be voted by such shareholder; and

•	As it relates to such shareholder and any Shareholder Associated Person and, as applicable, the proposal, the following information:

•	Their name and address;

•	Class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company;

•	A representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders;

•	Whether hedging or other transactions have been made to mitigate a loss of such person; and

•	Any other information relating to each party that would be required to be disclosed in a proxy statement.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 4, 2017

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    57

APPENDIX A

APPENDIX A

Koppers Holdings Inc.

Employee Stock Purchase Plan

1.

Purpose of the Plan. Koppers Holdings Inc. (the “Company”) believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company’s Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become shareholders.

2.	Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

(a)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(b)	A “Change of Control” shall be deemed to have occurred in the event that:

(i)

a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Sections 13(d)(3) of the 1934 Act, other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of 50% or more of the then outstanding voting stock of the Company;

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new Board member whose election by the Company’s Board or whose nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Board members then still in office who either were Board members at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any Board member whose election was approved (A) in connection with an actual or threatened proxy contest or threatened solicitation of proxies or (B) through the use of any proxy access procedures set forth in the Company’s organizational documents) cease for any reason to constitute a majority of the Board members then in office;

(iii)

all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, and in substantially the same proportion as owned immediately prior to the transaction, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company;

(iv)	the closing of a shareholder-approved sale of all or substantially all of the assets of the Company;

(v)	the consummation of a liquidation or dissolution of the Company; or

(vi)

the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

(e)

“Compensation” shall mean amounts received by a Participant from the Company or Participating Subsidiary, to the extent that the amounts are subject to federal income tax withholding on wages under Section 3401(a) of the Code, determined without regard to any limitations based on the nature or location of the employment or the services performed, and adjusted as follows:

(i)	Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    A-1

APPENDIX A

Participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code or for qualified transportation fringe benefits under Section 132 of the Code shall be included.

(ii)

Taxable expense reimbursements, any amount paid in lieu of unused paid-time off (before or after termination of employment), moving expenses, welfare benefits, payments from a nonqualified deferred compensation plan, amounts realized from the exercise of a stock option or lapse of restrictions on restricted property, payments made in any form under the Company’s 2005 Long Term Incentive Plan (or similar long term incentive arrangements maintained by a Participating Subsidiary), and adjustments for overseas employment (other than any transfer premium) shall be excluded.

(iii)	The Plan Administrator may make modifications to the definition of Compensation for one or more Offerings as deemed appropriate.

(f)

“Eligible Employee” shall mean an employee of the Company or a Participating Subsidiary who is employed by the Company or a Participating Subsidiary as of the Offering Date, but excluding (i) any employee whose customary employment is less than (x) 20 hours per week or (y) five months per calendar year and (ii) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Code) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. No employee shall be deemed an “Eligible Employee” if such employee’s participation in the Plan is prohibited under the laws of any foreign jurisdiction of which the employee is a citizen or resident, or compliance with the laws of such foreign jurisdiction would cause the Plan or Offering to violate the requirements of Section 423 of the Code.

(g)

“Fair Market Value” shall mean the fair market value of a share of Common Stock determined by such methods or procedures as shall be established from time to time by the Plan Administrator. Unless otherwise determined by the Plan Administrator in good faith, the per share Fair Market Value as of a particular date shall mean (i) the closing price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Plan Administrator, in its sole discretion, shall determine.

(h)	“Participant” shall mean any Eligible Employee who elects to participate in the Plan.

(i)	“Participating Subsidiary” shall mean any subsidiary of the Company designated by the Plan Administrator to (i) have Eligible Employees and (ii) participate in the Plan.

(j)	“Plan Administrator” shall mean the Management Development and Compensation Committee of the Board.

3.

Shares Reserved for the Plan. There are 200,000 shares of the Company’s authorized but unissued or reacquired Common Stock reserved for purposes of the Plan. The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board, which determination shall be conclusive.

4.	Administration of the Plan.

(a)

The Plan shall be administered by the Plan Administrator. The Plan Administrator may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Plan Administrator may delegate administrative matters relating to the Plan to such of the Company’s officers and employees as the Plan Administrator so determines.

(b)

The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

A-2    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

APPENDIX A

(c)

The Plan Administrator may establish separate Offerings (as defined in Section 6(a) below) for one or more Participating Subsidiaries and two or more Offerings may run concurrently under the Plan, each with its own terms and conditions. In addition, special Offerings may be established with respect to entities that are acquired by the Company (or any subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any Offering contravene the express limitations and restrictions of the Plan, and the participants in each separate Offering shall have equal rights and privileges under that Offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

(d)	Unless otherwise determined by the Board, all determinations and decisions of the Plan Administrator or the Board shall be conclusive.

5.

Eligible Employees. The Board hereby authorizes the purchase of shares of Common Stock pursuant to the Plan by employees of the Company and of each corporate subsidiary of the Company, but has delegated to the Plan Administrator the authority to designate from time to time the Participating Subsidiaries in the Plan. All Eligible Employees of the Company and all Eligible Employees of each Participating Subsidiary may participate in the Plan. The Board and Plan Administrator shall have the sole discretion to determine whether an individual satisfies the definition of Eligible Employee under Section 2(f) and this Section 5 and any such determination shall be final and binding on all parties. Notwithstanding the foregoing, any individual retroactively determined to be an Eligible Employee by the Company, a court, or a governmental agency will be permitted to participate only prospectively from the date of such determination, unless it is determined that the Company’s decision was made in bad faith.

6.	Offerings.

(a)

Offering and Purchase Dates. The Plan shall be implemented by a series of three-month offerings (the “Offerings”), with a new Offering commencing on January 1, April 1, July 1, and October 1 of each year. Each Offering commencing on January 1 of any year shall end on March 31 of that year, each Offering commencing on April 1 of any year shall end on June 30 of that year, each Offering commencing on July 1 shall end on September 30 of that year, and each Offering commencing on October 1 of any year shall end on December 31 of that year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering.

(b)

Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the price determined under Section 8 of the Plan through payroll deductions or other contributions authorized under Section 7 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 500 shares, and (ii) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of Fair Market Value of shares of Common Stock (determined at the date of grant) in any calendar year.

7.	Participation in the Plan.

(a)

Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by submitting to the Company or its agent a subscription and payroll deduction authorization in the form specified by the Company or accessing the website designated by the Company and electronically subscribing to and authorizing payroll deductions no later than the “Subscription Deadline,” which shall be a number of days prior to the beginning of the Offering, with the exact number of days being established from time to time by the Plan Administrator by written notice to Eligible Employees. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated consistent with the terms of this Plan, and upon the expiration of an Offering, the Participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the Participant from each of the Participant’s paychecks during the Offering. The designated amount to be deducted from each paycheck must be a whole percentage of not less than one percent of the Participant’s Compensation for the period covered by the paycheck; provided, however, that the amount actually deducted from any paycheck shall not exceed the amount remaining after deduction of all other required or elective withholdings and deductions from that paycheck. The Plan Administrator may permit Participants in one or more Offerings to contribute to the Plan by means other than payroll deductions.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    A-3

APPENDIX A

(b)

Amending Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, subject to applicable law, the Participant may not amend the payroll deduction during the pendency of the Offering, either to increase or decrease the deduction. Notwithstanding the foregoing, the Participant may amend the payroll deduction authorization effective for the first paycheck of a subsequent Offering, to either increase or decrease the amount of payroll deductions, by submitting to the Company the form specified by the Company no later than the Subscription Deadline for the new Offering. In addition, if the amount of payroll deductions from any Participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in Section 6(b) above, then (x) all such excess amounts shall be refunded to the Participant as soon as administratively practicable at the end of the Offering, without interest (unless as otherwise may be required by applicable law), and (y) payroll deductions from the Participant shall restart as of the commencement of the next Offering at the rate set forth in the Participant’s then effective payroll deduction authorization. Any Participant who discontinues payroll deductions during an Offering may again become a Participant for a subsequent Offering upon completion of the enrollment procedures described in Section 7(a) above. Subject to applicable law, absent an extreme hardship, as determined by the Plan Administrator in its sole discretion (and subject to the terms of such extreme hardship withdrawal as may be imposed by the Plan Administrator), a Participant may not cancel his or her participation entirely during an Offering.

(c)

Holding Period. As a condition to participation in the Plan, subject to applicable law, each Participant agrees not to sell or otherwise dispose of such shares for a period of at least one (1) year following the Purchase Date (the “Holding Period”), unless (i) the sale or disposition is pursuant to termination of employment under Section 7(d) below or (ii) with respect to Participating Subsidiaries outside the United States, such sale or disposition is required to cover tax liabilities incurred as a result of participation in the Plan.

(d)

Terminating Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, the Participant may terminate participation in the Plan by notice to the Company in the form specified by the Company. To be effective to terminate participation in an Offering, a notice of termination must be submitted no later than the number of days prior to the Purchase Date for that Offering, with the exact number of days being established from time to time by the Plan Administrator by written notice to Participants. A Participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Participation in the Plan shall also terminate when a Participant ceases to be an Eligible Employee for any reason, including death or retirement. Upon termination of a Participant’s participation in the Plan, all amounts deducted from the Participant’s Compensation and not previously used to purchase shares under the Plan shall be returned to the Participant, without interest (unless as otherwise may be required by applicable law).

8.

Option Price. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the Fair Market Value of a share of Common Stock on the Offering Date of the Offering or (b) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date of the Offering.

9.

Purchase of Shares. All amounts withheld from the Compensation of a Participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts, unless otherwise determined by the Plan Administrator. On each Purchase Date, the amount of the account of each Participant will be applied to the purchase of shares by such Participant from the Company at the price determined under Section 8 above. Pursuant to the terms of Section 22 below, no fractional shares shall be purchased or credited to a Participant’s account under the Plan. Any cash balance remaining in a Participant’s account after a Purchase Date (i) as a result of the limitations set forth in Section 6(b) above or (ii) in lieu of the purchase of fractional shares shall be credited to the subsequent Offering or repaid to the Participant, in the discretion of the Plan Administrator.

10.

Delivery and Custody of Shares. Shares purchased by Participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Plan Administrator. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual Participants. By appropriate instructions to the Custodian, a Participant may, from time to time, sell all or part of the shares held by the Custodian for the Participant’s account at the market price at the time the order is executed. By appropriate instructions to the Custodian, a Participant may obtain (a) transfer into the Participant’s own name of all or part of the whole shares held by the Custodian for the Participant’s account and delivery of such whole shares to the Participant, or (b) transfer of all or part of the whole shares held for the Participant’s account by the Custodian to a regular individual brokerage account in the Participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be transferred under (a) or (b) until two years after the Offering Date of the Offering in which the shares were purchased (the “Two Year Period”).

A-4    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

APPENDIX A

Except as otherwise set forth in Section 7(c), the foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the Two Year Period is made through the Participant’s account. In addition, the Participant may request a stock certificate or share transfer from his or her account prior to the satisfaction of the Two Year Period, should the Participant wish to make a gift of any shares held in that account, provided that such request or transfer complies with Section 7(c) hereof. However, shares may not be transferred (either electronically or in certificate form) from the Participant’s account for use as collateral for a loan, unless those shares have been held for the Two Year Period.

The foregoing procedures shall apply to all shares purchased by each Participant, whether or not that Participant continues in Eligible Employee status.

11.

Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date, each Participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Plan Administrator shall determine from time to time.

12.

Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a Participant or into his or her brokerage account. Unless otherwise provided by the Board or the Plan Administrator in its discretion, the Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

13.

Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a Participant, and such right is exercisable during the Participant’s lifetime only by the Participant. Upon the death of a Participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the Participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

14.

Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of Common Stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the Participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in Common Stock on behalf of the Participants entitled thereto. The Custodian shall establish a separate account for each Participant for the purpose of holding any shares acquired through reinvestment of Participants’ dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for Participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall use such portion of the funds designated for reinvestment to purchase shares of Common Stock in the public market, and shall then allocate such shares among the dividend reinvestment accounts of the Participants pro rata based on the amount of dividends reinvested for such Participants. For those Participants receiving cash dividends, the Custodian shall allocate the remainder of such funds among the accounts of such Participants pro rata based upon the amount of dividends received. A Participant may sell or transfer shares in the Participant’s dividend reinvestment account in accordance with Section 10 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

15.

Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each Participant’s accounts to be voted in accordance with instructions from the Participant or, if requested by a Participant, furnish to the Participant a proxy authorizing the Participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to Participants in the Plan.

16.

Tax Withholding. Each Participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local income taxes, employment taxes, social insurance, payroll tax, national insurance contributions, other contributions, payment on account obligations or other amounts determined by the Company to be required to be withheld, collected or accounted for to any tax authority. If the Company determines that additional withholding, collection or accounting is required beyond any amount deposited at the time of purchase, the Participant shall pay such amount to the Company on demand. If the Participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Participant, including salary, subject to applicable law.

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    A-5

APPENDIX A

17.

Responsibility and Indemnity. Neither the Company, the Board, the Plan Administrator, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board, the Plan Administrator, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

18.

Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company.

19.

Amendment of the Plan. Unless otherwise determined by the Board, the Board or the Plan Administrator may from time to time amend the Plan in any and all respects; provided, however, that only the Board may change (a) the number of shares reserved for purposes of the Plan, (b) the purchase price of shares offered pursuant to the Plan, (c) the terms of Section 6 above, or (d) the maximum percentage of a Participant’s Compensation that may be deducted from a Participant’s paycheck during an Offering pursuant to in Section 7(a) above. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Company’s shareholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments authorized in Section 3 above, (ii) modify the eligibility requirements for participation in the Plan, or (iii) decrease the purchase price of shares offered pursuant to the Plan.

20.

Change of Control. Each outstanding option shall automatically be exercised, immediately prior to the effective date of any Change of Control, by applying the authorized payroll deductions or other permitted contributions of each Participant for the Offering in which such Change of Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Offering pursuant to the provisions of Section 7(a) above. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants. The Company shall use reasonable efforts to provide at least ten (10) days’ prior written notice of the occurrence of any Change of Control, and the Participants shall, following the receipt of such notice, have the right to terminate their outstanding options prior to the effective date of the Change of Control.

21.

Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, unless terminated earlier pursuant to this Section 21. The Board may, in its sole discretion, terminate the Plan at any time without any obligation on account of such termination, except as otherwise provided in this Section 21. Upon termination of the Plan, the cash and shares, if any, held in the account of each Participant shall be distributed to the Participant. The foregoing notwithstanding, if, prior to the termination of the Plan, the Board shall have adopted a substantially similar plan, the Board may in its discretion determine that the account of each Participant under this Plan shall be carried forward and continued as the account of such Participant under such other plan, subject to the right of any Participant to request distribution of the cash and shares, if any, held for his or her account.

22.

No Fractional Shares. No fractional shares of Common Stock shall be purchased, issued or delivered pursuant to this Plan, and the Plan Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any such fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

23.

Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the Commonwealth of Pennsylvania and any applicable provisions of the Code and the related regulations.

24.

Effective Date of the Plan. The Plan shall become effective February 14, 2017 (the “Effective Date”). The Plan shall be submitted for approval by shareholders of the Company within 12 months of the Effective Date.

A-6    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

ANNEX A — Unaudited Reconciliations of Non-GAAP Financial Measures

This proxy statement contains the non-GAAP financial measures adjusted earnings (loss) before interest, income taxes, depreciation, depletion and amortization (“EBITDA”) and adjusted earnings per share (“EPS”).

We believe that adjusted EBITDA and adjusted EPS provide information useful to investors in understanding the underlying operational performance of our company, its business and performance trends, and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that our management internally assesses the company’s performance. In addition, the board of directors and executive management team use adjusted EBITDA and adjusted EPS as performance measures under the company’s incentive plans.

Although we believe that these non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than our company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

UNAUDITED RECONCILIATION OF SEGMENT OPERATING PROFIT TO ADJUSTED EBITDA

(in millions)

	Year Ended December 31, 2016
	Railroad and Utility Products and Services	Performance Chemicals	Carbon Materials and Chemicals	Corporate	Consolidated
Operating profit	$51.1	$62.0	$(25.1)	$(1.6)	$86.4
Other income (loss)	(0.1)	3.4	(0.4)	—	2.9
Corporate allocation, net of depreciation	1.1	1.8	1.3	(4.2)	—
Depreciation and amortization	13.0	18.7	21.1	0.1	52.9
Impairment charge and other depreciation	—	—	7.6	—	7.6
Earnings before interest, taxes, depreciation and amortization (EBITDA)	65.1	85.9	4.7	(5.9)	149.8
Adjustments to EBITDA:					—
Restructuring and plant closure costs	4.3	—	28.9	—	33.2
Non-cash LIFO benefit	0.8	—	(10.3)	—	(9.5)
Loss on sale of RUPS businesses	1.7	—	—	—	1.7
Reimbursement of environmental costs	—	(2.7)	—	—	(2.7)
Escrow recovery	—	(1.0)	—	—	(1.0)
Mark-to-market commodity hedging (non-cash)	—	(1.7)	—	—	(1.7)
Pension settlement	—	—	—	4.4	4.4
Adjusted EBITDA with noncontrolling interests	$71.9	$80.5	$23.3	$(1.5)	$174.2

KOPPERS HOLDINGS INC. - 2017 Proxy Statement    A-7

ANNEX A — UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

Year ended December 31, 2016
Net income attributable to Koppers	$29.3
Items impacting pre-tax income:
Impairment, restructuring and plant closure costs	46.8
Net loss on sale of business	1.7
Reimbursement of environmental costs	(2.7)
Escrow recovery	(1.0)
Mark-to-market commodity hedging (non-cash)	(1.7)
Non-cash LIFO benefit	(9.4)
Pension settlement charge	4.4
Net charges to pre-tax income	38.1
Income tax and noncontrolling interests	(12.0)
Effect on adjusted net income	26.1
Adjusted net income including discontinued operations	55.4
Income from discontinued operations	(0.6)
Adjusted net income	54.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(In millions except share and per share amounts)

Year ended December 31, 2016
Net income attributable to Koppers	$29.3
Adjusted net income including discontinued operations (from above)	$55.4
Adjusted net income (from above)	$54.8
Denominator for diluted earnings per share (in thousands)	21,055
Earnings per share:
Diluted earnings per share	$1.39
Adjusted earnings per share including discontinued operations	$2.63
Adjusted earnings per share	$2.60

A-8    KOPPERS HOLDINGS INC. - 2017 Proxy Statement

Koppers Holdings Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES, “FOR” PROPOSALS 2, 3 AND 5 AND FOR “ONE YEAR” FOR PROPOSAL 4.

1.	PROPOSAL FOR ELECTION OF DIRECTORS												+
	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Cynthia A. Baldwin	☐	☐	☐	02 - Leroy M. Ball, Jr.	☐	☐	☐	03 - Sharon Feng	☐	☐	☐

	04 - David M. Hillenbrand	☐	☐	☐	05 - Albert J. Neupaver	☐	☐	☐	06 - Louis L. Testoni	☐	☐	☐

	07 - Stephen R. Tritch	☐	☐	☐	08 - T. Michael Young	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	PROPOSAL TO APPROVE EMPLOYEE STOCK PURCHASE PLAN.		☐	☐	☐	3.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

4.	ADVISORY RESOLUTION TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐	5.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X	+

02KASA

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 4, 2017.

The Proxy Statement and the 2016 Annual Report to Shareholders are available at: www.proxydocs.com/KOP

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Koppers Holdings Inc.	+

ANNUAL MEETING OF SHAREHOLDERS – MAY 4, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Michael J. Zugay and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 21, 2017, at the Annual Meeting to be held on May 4, 2017, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Michael J. Zugay and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES, “FOR” PROPOSALS 2, 3 AND 5 AND FOR “ONE YEAR” FOR PROPOSAL 4.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+